UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CORELOGIC, INC.
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CoreLogic®

CORELOGIC, INC.
2018 PROXY STATEMENT

POWERING THE GLOBAL REAL ESTATE ECONOMY

NOTICE OF 2018 ANNUAL MEETING

March 21, 2018

Dear Fellow Stockholders,

You are cordially invited to attend our annual meeting of stockholders at 2:00 p.m. Pacific time on Tuesday, May 1, 2018, at the executive offices of CoreLogic, Inc., located at 40 Pacifica, Irvine, California 92618. We have included a map and directions to our executive offices on the inside back cover of this proxy statement for your convenience.

Details regarding admission to the meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement. We have also made available a copy of our 2017 Annual Report to Stockholders (the "Annual Report") with this proxy statement. We encourage you to read the Annual Report, which includes our audited financial statements and provides information about our business.

As in prior years, we have elected to provide access to our proxy materials over the Internet by mailing our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice"). The Notice provides information on how stockholders can obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our annual meeting and supports conservation of natural resources. If you would like more information, please see the Questions and Answers section of this proxy statement.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the annual meeting of stockholders, we encourage you to vote via the Internet, by telephone or by mail as soon as possible to ensure that your vote is counted. We look forward to seeing you at the meeting.

Thank you very much for your continued interest in CoreLogic.

Paul F. Folino	Frank D. Martell

Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 1, 2018

The annual meeting of stockholders of CoreLogic, Inc., a Delaware corporation (the "Company"), will be held at 2:00 p.m. Pacific time on Tuesday, May 1, 2018, at the executive offices of CoreLogic, Inc., located at 40 Pacifica, Irvine, California 92618, for the following purposes:

  1.
  To elect the eleven persons named in the accompanying proxy statement to serve on our board of directors until the next annual meeting and until their successors are duly elected and qualified;

  2.
  To approve the CoreLogic, Inc. 2018 Performance Incentive Plan;

  3.
  To approve, on an advisory basis, the compensation of our named executive officers;

  4.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

  5.
  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on March 6, 2018 are entitled to notice of the annual meeting and an opportunity to vote at the annual meeting.

If you have questions or require assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

ALLIANCE ADVISORS, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
 Stockholders May Call Toll-Free: 855-325-6671

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the annual meeting of stockholders, we encourage you to cast your vote and submit your proxy as soon as possible by one of the methods below to ensure that your vote is counted:

Registered stockholders. You may authorize your proxy:

  1.
  By Internet: go to www.cesvote.com.

  2.
  By toll-free telephone: call 888-693-8683.

  3.
  By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage paid envelope.

Beneficial stockholders.    If your shares are held by a broker, bank or other nominee, please follow the instructions they send to you regarding how you may vote your shares at the annual meeting.

Stockholders may also vote in person at the annual meeting. If you are a registered stockholder (that is, you hold your shares in your name as a holder of record with our transfer agent), you must present valid identification to vote at the meeting. If your shares are held by a broker, bank, or other nominee, you will also need to obtain a "legal proxy" from the holder of record to vote in person at the meeting. For specific instructions, please refer to the Questions and Answers section at the end of the proxy statement and the instructions on the proxy card or Notice of Internet Availability of Proxy Materials you receive.

Arnold A. Pinkston
Chief Legal Officer and
Corporate Secretary

Irvine, California
March 21, 2018

PROXY STATEMENT
Solicitation of Proxies by the Board of Directors

The board of directors (the "Board" or the "Board of Directors") of CoreLogic, Inc., a Delaware corporation ("CoreLogic," the "Company," "we," or "us"), is soliciting proxies from holders of our shares of common stock for use at the annual meeting of stockholders. This proxy statement and form of proxy are first being sent or made available to our stockholders on or about March 21, 2018.

If you have questions or require assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

ALLIANCE ADVISORS, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003

Stockholders May Call Toll-Free: 855-325-6671

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the annual meeting of stockholders, we encourage you to cast your vote and submit your proxy as soon as possible by one of the methods below to ensure that your vote is counted.

Registered stockholders.    You may authorize your proxy:

  1.
  By Internet: go to www.cesvote.com.

  2.
  By toll-free telephone: call 888-693-8683.

  3.
  By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage paid envelope.

Beneficial stockholders. If your shares are held by a broker, bank or other nominee, please follow the instructions they send to you regarding how you may vote your shares at the annual meeting.

Stockholders may also vote in person at the annual meeting. If you are a registered stockholder (that is, you hold your shares in your name as a holder of record with our transfer agent), you must present valid identification to vote at the meeting. If your shares are held by a broker, bank, or other nominee, you will also need to obtain a "legal proxy" from the holder of record to vote in person at the meeting. For specific instructions, please refer to the Questions and Answers section at the end of this proxy statement and the instructions on the proxy card or Notice of Internet Availability of Proxy Materials (the "Notice") you receive.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 1, 2018

Our Notice of Annual Meeting of Stockholders, 2018 Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2017 are available at www.viewproxy.com/corelogic/2018. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider prior to casting your vote at the 2018 Annual Meeting of Stockholders (the "Annual Meeting"), and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

Time	Location

2:00 pm (Pacific time) on	Executive Offices of CoreLogic, Inc.
May 1, 2018	40 Pacifica
Doors open at 1:45 p.m. Pacific time	Irvine, CA 92618

INTERNET	PHONE	MAIL	IN PERSON
Follow the instructions provided in the Notice, proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instructions to the address on your proxy card or voting instruction form.	Ballots will be provided to anyone who attends and wants to vote at the Annual Meeting.

Annual Meeting Agenda and Voting Recommendations

	Proposal	Board Recommendation	Page

1.	Election of the eleven persons named in this proxy statement to serve on our board of directors until the next annual meeting and until their successors are duly elected and qualified	FOR	7

2.	Approval of the CoreLogic, Inc. 2018 Performance Incentive Plan	FOR	14

3.	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	25

4.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	FOR	28

5.	Transaction of such other business as may properly come before the meeting or any postponements or adjournments thereof

Highlights of 2017 Company Performance

Since 2011, our first full year as a publicly traded company, we grew revenues at an annual compounded rate of 9%, adjusted EBITDA by 12% and adjusted EPS by 25%.

We achieved exceptional results in 2017.    Our 2017 financial success is the direct result of our relentless and consistent focus on our vision of delivering unique property insights that connect and power the global real estate economy.

We also invested for long-term growth, while returning substantial capital to stockholders and repurchasing approximately 5% of our outstanding shares.

We accomplished key strategic goals in 2017.    In addition to our strong financial results in 2017, we accomplished a number of key strategic goals that will enable future success:

  ➢
  strengthened our market leadership across our core mortgage businesses;

  ➢
  advanced our strategic imperatives in the property valuations space;

  ➢
  delivered strong organic growth in our insurance & spatial and international operations; and

  ➢
  bolstered our long-term competitive advantages by investing in our product and service quality, enhancing our product development pipeline and expanding our data and technology innovation centers in terms of capabilities and geographic footprint.

Please see Appendix A for a detailed reconciliation of adjusted EBITDA and adjusted EPS to the most directly comparable GAAP financial measures.

Board Nominees

The following table provides summary information about each director nominee. The Nominating and Corporate Governance Committee makes an annual recommendation to our Board as to whether the directors have the relevant skills and experience to oversee us and to stand for re-election, and the Nominating and Corporate Governance Committee and Board have recommended the nominees below. All of the directors possess strength of character, inquiring and independent minds, mature judgment and a deep commitment to our success.

Name	Age	Director Since	Principal Occupation	AC	SPC	CC	NCGC

J. David Chatham	67	1989	President and chief executive officer of Chatham Holdings Corporation and the Chatham family of real estate businesses	✓		C

Douglas C. Curling	63	2012	Principal and managing director of New Kent Capital LLC		✓		✓

John C. Dorman	67	2012	Former chairman of Online Resources Corporation	✓	C

Paul F. Folino (Chairman of the Board)	73	2011	Former executive chairman of the board of directors of Emulex Corporation	✓	✓	✓	✓

Frank D. Martell	58	2017	President and Chief Executive Officer of CoreLogic, Inc.		✓

Claudia Fan Munce	58	2017	Venture advisor at New Enterprise Associates		✓

Thomas C. O'Brien	64	2008	Former chief executive officer and president of Insurance Auto Auctions Inc.			✓	C

Vikrant Raina	50	2017	Managing Partner at BV Investment Partners		✓

Jaynie Miller Studenmund	63	2012	Former chief operating officer of Overture Services, Inc.			✓	✓

David F. Walker	64	2010	Chairman of the board of directors of Chico's FAS, Inc.	C	✓

Mary Lee Widener	79	2006	Former president and chief executive officer of Neighborhood Housing Services of America, Inc.	✓

C	Chair
AC	Audit Committee
Audit Committee Financial Expert
SPC	Strategic Planning Committee
CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee

Corporate Governance Highlights

Board Composition

All of our directors, other than our CEO, are independent, and our Audit, Compensation and Nominating and Corporate Governance Committees consist exclusively of independent directors. Our Board is composed of directors with a wide range of views and background, along with diverse ethnicities, age and gender. Our Board diversity reflects the diverse and complex businesses and markets in which we operate. Nine of our independent directors have served on other public company boards, 55% of our directors have been CEOs and eight have held C-suite positions. In addition, 73% of our directors have deep industry experience in data analytics, financial services, or real estate, averaging 18 years of industry experience. We are proud to be recognized as a "Winning Company 2017" by 2020 Women in Boards for our commitment to Board diversity and specifically for having women represent more than 20% of our Board membership.

Our Board composition also reflects a mix of tenure, which gives a balance of historical perspective and deep CoreLogic knowledge, together with fresh perspectives and insights. Currently, the median director tenure is eight years.

Governance Practices

The following table summarizes some of our key governance practices:

Practice	Description

Board Accountability

Independent Chairman	The offices of CEO and Chairman are separate, and our Chairman is an independent director. This allows our CEO to focus primarily on his management responsibilities and the Chairman to oversee and manage the Board and its functions. Having an independent Chairman promotes the independence of our Board, provides appropriate oversight of management and ensures free and open discussion and communication among the non-management members of our Board.

Director Overboarding Policy	Our Corporate Governance Guidelines provide that our directors may not serve on more than five public company boards (including our Board), and our Audit Committee members may not serve on more than three public company audit committees (including our audit committee) without prior Board approval.

Annual Board and Committee Evaluations	To increase their effectiveness, the Board and each of its committees performs an annual self-evaluation under the direction of the Nominating and Corporate Governance Committee.

Director Stock Ownership Guidelines and Equity Grants	All directors receive annual equity grants and must meet equity ownership requirements during their service with us.

Stockholder Rights

Majority Voting Standard for Directors, with Director Resignation Policy
Our Bylaws mandate that directors be elected under a "majority of votes cast" standard in uncontested elections, and each incumbent director has submitted an irrevocable letter of resignation that becomes effective if he or she does not receive a majority of votes cast in accordance with our Corporate Governance Guidelines.

Single Voting Class	We have only one class of voting securities.

10% Threshold for Special Meetings	Stockholders holding 10% of more of our outstanding stock have the right to call a special meeting.

No Poison Pill	We do not have a stockholders rights plan, commonly known as a "poison pill," in place.

PROPOSAL 1. Election of Directors

FOR

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE SPECIFIED BY YOU IN THE PROXY YOU SUBMIT, THE PROXIES SOLICITED BY OUR BOARD WILL BE VOTED "FOR" THE ELECTION OF THESE NOMINEES.

Our Amended and Restated Bylaws (the "Bylaws") require that directors be elected annually, and our Amended and Restated Certificate of Incorporation provides that the Board shall consist of such number of directors as is determined from time to time exclusively by resolution adopted by the affirmative vote of a majority of the directors then in office. Pursuant to resolutions adopted by the Board, our Board consists of 11 directors.

The Board has nominated the 11 individuals set forth under "—Nominees" below for election at the Annual Meeting, to serve until the 2019 annual meeting of stockholders and until the directors' respective successors are elected and qualified.

Voting Standard

Under our Bylaws, in an uncontested election, each director nominee will be elected to the Board to serve until the next annual meeting and as soon thereafter as their successors are duly elected and qualified, if the nominee receives a majority of votes cast (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee) with respect to such director nominee's election. Under our Corporate Governance Guidelines, each nominee for director who was in office prior to the election (each, an "incumbent director") is required to submit, and has submitted, to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if the director does not receive a majority of votes cast and the Board determines to accept the resignation. The Nominating and Corporate Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days from the date the election results are certified and thereafter promptly disclose its decision in a Current Report on Form 8-K.

The majority voting standard does not apply, however, in a contested election, where the number of nominees for director exceeds the number of directors to be elected. In a contested election, directors are instead elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors (meaning that the number of director nominees who receive the highest number of shares voted "for" their election are elected). The election of directors at the Annual Meeting will not be contested and each director nominee must receive a majority of votes cast in order to be elected to the Board. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will not be counted in determining the outcome of the election of the director nominees.

All of the director nominees listed below have consented to being named in this proxy statement and to serve as directors if elected. If any nominee should become unable or unwilling for good cause to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board. Our Board currently has no knowledge that any of the nominees will be unable or unwilling to serve.

Nominees

Set forth below is information concerning each person nominated and recommended to be elected by our Board. All of the nominees currently serve as our directors and, other than Ms. Munce and Mr. Raina, were previously elected to the present term of office by our stockholders. In 2017, the Nominating and Corporate Governance Committee of the Board engaged Egon Zehnder International to lead a search for up to two candidates to our Board. The search firm received recommendations from our CEO and members of the Board in connection with the search process and, following review and recommendation by the Nominating and Corporate Governance Committee, the Board determined to increase the size of the Board to eleven directors and elected Ms. Munce and Mr. Raina to fill the vacancies created thereby. Ms. Munce and Mr. Raina were introduced to Egon Zehnder by our CEO.

See the section entitled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" for information pertaining to stock ownership of the nominees. There are no family relationships among any of the nominees or any of our executive officers. In addition, there were and are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

J. David Chatham
Age 67 Director since 1989	Biographical Information

Mr. Chatham has served as President and Chief Executive Officer of Chatham Holdings Corporation and the Chatham family of real estate businesses, specializing in real estate development, building, brokerage, asset management, mortgage lending, valuation/Independent appraisal and other associated industries, since 1991. Mr. Chatham joined the board of our predecessor in 1989 and became a member of our Board in June 2010. From 2003 to 2009, he served on the board of First Advantage Corporation, a former NASDAQ-listed company and former subsidiary of ours, which provided screening analytics and identity solutions. During his career, Mr. Chatham received a gubernatorial appointment to both the Georgia Growth Strategies Commission and the Department of Community Affairs Board. In addition, he received the Free Enterprise Award from the Georgia Society of CPAs and serves as an Emeritus Trustee of the University of Georgia, as well as on numerous industry boards.

Board Committees Audit Compensation (chair)	Qualifications and Experience

Through his significant experience in the real estate arena, Mr. Chatham enhances our Board's understanding of the mortgage and valuation and appraisal businesses as well as the residential and commercial real estate markets. His broad executive and board experience provides particularly useful background for his service as Chair of the Compensation Committee and as a member of our Audit Committee.

Douglas C. Curling
Age 63 Director since 2012	Biographical Information

Since 2010, Mr. Curling has been a principal and managing director of New Kent Capital LLC, a family-run investment business, and a principal at New Kent Consulting LLC, a consulting business that he founded. From 1997 until 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier, including serving as President from 2002 to 2008, as Chief Operating Officer from 1999 to 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to 1999. Mr. Curling also served as a director of ChoicePoint Inc. from 2000 to 2008. Prior to joining ChoicePoint Inc., Mr. Curling served in various financial roles at Equifax, Inc., a credit bureau, from 1989 to 1997. Mr. Curling currently serves as a director of Aaron's, Inc., a specialty retailer of furniture, consumer electronics, computers, appliances and home accessories.

Board Committees Strategic Planning Nominating and Corporate Governance Other Public Company Boards Aaron's, Inc.	Qualifications and Experience

Mr. Curling brings his experience operating a publicly traded data business and deep knowledge of the insurance industry to provide insight on data monetization and growth strategies. His operational background and board experience are particularly useful for his service as a member of the Nominating and Corporate Governance Committee and the Strategic Planning Committee.

John C. Dorman
Age 67 Director since 2012	Biographical Information

Mr. Dorman is a private investor. He previously served as the Chairman (2010 to March 2013), co-Chairman (2010) and interim CEO (2010) of Online Resources Corporation, a developer and supplier of electronic payment services that was acquired by ACI Worldwide, Inc. Prior to that, from 1998 to 2003, he served as Chief Executive Officer of Digital Insight Corporation, a provider of software as a service for online banking and bill payment for financial institutions that was acquired by Intuit, Inc., and as Senior Vice President of the Global Financial Services Division of Oracle Corporation from 1997 to 1998. From 1983 to 1997, Mr. Dorman was the Chief Executive Officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, which was acquired by Oracle Corporation in 1997. Mr. Dorman currently serves as a director of loanDepot, LLC, a national non-bank lender serving consumers, and DeepDyve, Inc., an online rental service for scientific and scholarly research.

Board Committees Audit Strategic Planning	Qualifications and Experience

Mr. Dorman's prior experience as chief executive officer of a technology service provider during a period of rapid growth and expansion enables him to provide insights into our operational, technology and growth strategies. His strategic perspective in the financial innovation space and board experience are also particularly useful for his service as Chair of our Strategic Planning Committee and as a member of our Audit Committee.

Paul F. Folino
Chairman of the Board Age 73 Director since 2011	Biographical Information

Mr. Folino was executive chairman of the board of Emulex Corporation, an information technology product manufacturer specializing in servers, network and storage devices for data centers, from 2006 until his retirement in 2011, and continued as a board member until 2015. Previously, he served as a director of Emulex since 1993, as chairman from 2002 to 2006, and as Chief Executive Officer from 1993 to 2006. Mr. Folino serves on the board of Microsemi Corporation, a provider of semiconductor solutions, Lantronix, Inc., a provider of device networking and remote access products for remote IT management, Commercial Bank of California, a full-service FDIC-insured community bank, and on several charitable organizations.

Board Committees Audit Compensation Nominating and Corporate Governance Strategic Planning Other Public Company Boards Microsemi Corporation Lantronix, Inc.	Qualifications and Experience

Mr. Folino brings significant expertise regarding information technology and intellectual property. With his strong executive background, Mr. Folino provides valued input on a variety of leadership, strategy, corporate governance and organizational matters. His extensive experience as a director of publicly-traded companies is particularly useful for his service as our Chairman of the Board.

Frank D. Martell
Age 58 Director since 2017	Biographical Information

Mr. Martell has served as our President and Chief Executive Officer since March 2017. Prior to that he served as our Chief Financial Officer (August 2011 to April 2016) and Chief Operating Officer (July 2014 to March 2017). Before joining the Company, Mr. Martell served as the President and Chief Executive Officer of the Western Institutional Review Board (2010 to 2011), a leading provider of review, approval and oversight for clinical research studies involving human subjects, and before that as Chief Financial Officer of Information Services Group, Inc. (2007 to 2009) and Advantage Solutions (2009 to 2010). From 1996 to 2006, Mr. Martell held various leadership positions at ACNielsen Corporation, including President of Asia Pacific and Emerging Markets, Executive Vice President of the Marketing Information Group, and Chief Operating Officer of ACNielsen and president of Europe, Middle East and Africa. Mr. Martell spent the initial 15 years of his business career in a variety of financial leadership roles at General Electric. Mr. Martell currently serves on the Board of Bank of the West, a wholly-owned subsidiary of BNP Paribas, and on the Advisory Board of BV Investment Partners, L.P., a middle-market private equity buyout firm.

Qualifications and Experience

Mr. Martell has worked with us in various executive leadership capacities for over six years to transform CoreLogic into a global leader in residential property-related data-driven insights. He is a proven leader of data-driven organizations with a track record of delivering exceptional operating and financial performance. In addition, Mr. Martell's position as our President and Chief Executive Officer gives him intimate knowledge of our culture, operations, strategy, financial and competitive position.

Claudia Fan Munce
Age 58 Director since 2017	Biographical Information

Ms. Munce has served as a Venture Advisor at New Enterprise Associates (NEA), one of the world's largest and most active venture capital firms, since January 2016. Previously, she served as a Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. from 2004 to 2015; Director of Strategy, IBM Venture Capital Group from 2003 to 2004; and Head of Technology Transfer and Licensing, IBM Research from 1994 to 2000. Ms. Munce serves on the board of directors of Best Buy Co., Inc., a retailer of electronic goods and services, and Bank of the West, a wholly-owned subsidiary of BNP Paribas, as well as several industry boards.

Board Committees Strategic Planning Other Public Company Boards Best Buy Co., Inc.	Qualifications and Experience

Ms. Munce brings extensive experience in identifying emerging technologies and helping firms advance growth, and provides particular expertise in technology, innovation and strategy. This experience is particularly useful as a member of our Strategic Planning Committee.

Thomas C. O'Brien
Age 64 Director since 2008	Biographical Information

Mr. O'Brien served as the Chief Executive Officer and President of Insurance Auto Auctions Inc., a provider of specialized services for automobile insurance from 2000 to April 2014, and as a director from 2000 to 2007. Mr. O'Brien joined the board of our predecessor in 2008, and became a member of our Board in June 2010. Mr. O'Brien currently serves on the board of directors of PartsTrader Markets Limited, an online tendering system based in New Zealand. He previously served on the board of directors of KAR Auction Services, Inc., a provider of vehicle auction services in North America, from 2007 to June 2014, and of Fenix Parts, Inc., a recycler and reseller of automotive parts, from May 2015 to February 2018.

Board Committees Compensation Nominating and Corporate Governance (Chair)	Qualifications and Experience

As a result of his experience as a Chief Executive Officer, Mr. O'Brien provides valued insight into our management practices. His leadership skills, board experience and background in corporate governance are particularly useful for his service as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

Vikrant Raina
Age 50 Director since 2017	Biographical Information

Mr. Raina has served as Managing Partner of BV Investment Partners, a middle-market private equity firm focused on technology services and business services sectors, since 1999, where he currently manages the firm's investment strategy, risk management and limited partnership relations activities and chairs the Investment, Operating and Valuation committees. Prior to that, he was an Executive Director in the communications, media and technology group at Goldman Sachs (Asia) and a project leader at The Boston Consulting Group. Through his role at BV Investment Partners, Mr. Raina serves on a variety of private company boards.

Board Committees Strategic Planning	Qualifications and Experience

Mr. Raina brings extensive experience in identifying emerging technologies and helping firms advance growth, and contributes deep experience in technology services, business services, risk management and investment strategies. This experience is particularly useful as a member of our Strategic Planning Committee.

Jaynie Miller Studenmund
Age 63 Director since 2012	Biographical Information

From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., the creator of paid search advertising, which was acquired by Yahoo, Inc. From 1999 to 2001, Ms. Studenmund was President and Chief Operating Officer of PayMyBills.com, a leading online bill management company. Prior to this, Ms. Studenmund held senior positions in the financial services industry, serving as Executive Vice President and head of retail banking at Great Western Bank and Home Savings Bank (now part of JPMorgan Chase) from 1995 to 1997, and as Executive Vice President and head of retail banking and Chief Marketing Officer at First Interstate Bank (now part of Wells Fargo) from 1984 to 1995. Ms. Studenmund has served as a director of Pinnacle Entertainment, Inc., an owner, operator and developer of casinos and related hospitality and entertainment facilities, since March 2012; as a director for several public funds as well as other funds for Western Asset Management, a major fixed income fund, since 2004; and as a director of several private companies. Previously, Ms. Studenmund served as a director of LifeLock, Inc., an identity theft protection company (2015 to 2017), Orbitz Worldwide, Inc., an online travel company (2007 to February 2014), and eHarmony, an online dating service and match provider. Ms. Studenmund has more than 35 years of executive management and operational experience across a diverse group of businesses and is also a seasoned director.

Board Committees Compensation Nominating and Corporate Governance Other Public Company Boards Pinnacle Entertainment, Inc. Western Asset Management	Qualifications and Experience

Ms. Studenmund has spent much of her career in financial services, including serving as the senior executive for some of the largest consumer and banking businesses, and in significant digital businesses. She is also a seasoned executive and director, having guided the growth and development of several technology and internet companies, including PayMyBills, Pinnacle Entertainment, LifeLock and Orbitz Worldwide. Ms. Studenmund's deep executive and board experience is particularly useful background for her service as a member of our Compensation and Nominating and Corporate Governance Committees.

David F. Walker
Age 64 Director since 1989	Biographical Information

Mr. Walker served as the director of the Program of Accountancy at the University of South Florida in St. Petersburg from 2002 through June 2009, and also led the Program of Distinction in Social Responsibility and Corporate Reporting at the University during that time. From 1986 to 2002, Mr. Walker was a partner with Arthur Andersen LLP, an accounting firm, having led the firm's assurance and business advisory practice for the Florida Caribbean Region from 1999 through 2002. Mr. Walker joined the board of our predecessor in 1989 and became a member of our Board in June 2010. Mr. Walker also serves on the boards of CommVault Systems, Inc., a data and information management software company, and Chico's FAS, Inc., a women's specialty retailer, where he is currently Chairman of the Board. Mr. Walker previously served as a director of Technology Research Corporation, Inc. and First Advantage Corporation.

Board Committees Audit (Chair) Strategic Planning Other Public Company Boards Chicos FAS, Inc. CommVault Systems, Inc.	Qualifications and Experience

Mr. Walker is a certified public accountant and certified fraud examiner. His extensive experience in public accounting and on corporate boards, including as chairman of the board of Chico's and a past and present chair of other audit committees, together with his role as an NACD Board Leadership Fellow, contribute to the Board's oversight of our financial reporting, controls and risk management. Mr. Walker's background is particularly useful for his service as Chair of our Audit Committee and member of our Strategic Planning Committee.

Mary Lee Widener
Age 79 Director since 2006	Biographical Information

Ms. Widener is a community investment consultant. From 1974 until her retirement in 2009, Ms. Widener was President and Chief Executive Officer of Neighborhood Housing Services of America, Inc., a nonprofit housing agency. Ms. Widener joined the board of our predecessor in 2006 and became a member of our Board in June 2010. Ms. Widener also previously served on the board of The PMI Group, Inc. from 1995 to October 2013 and served as chairman of the Federal Home Loan Bank of San Francisco from 1994 to 2004. Ms. Widener has been involved in her community throughout her career and was instrumental in the development of a degree program in support of the community development field at the University of San Francisco College of Professional Studies.

Board Committees Audit	Qualifications and Experience

Given her extensive experience with organizations dedicated to revitalizing neighborhoods and increasing homeownership opportunities, Ms. Widener brings to our Board a valuable perspective on housing policy. She provides a strong understanding of the opportunities we have to improve home ownership in underserved communities and the challenges residents face in purchasing homes in those communities. Her executive experience is also particularly relevant background for her service as a member of our Audit Committee.

PROPOSAL 2. Approval of the CoreLogic, Inc. 2018 Performance Incentive Plan

FOR

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE CORELOGIC, INC. 2018 PERFORMANCE INCENTIVE PLAN. UNLESS OTHERWISE SPECIFIED BY YOU IN THE PROXY YOU SUBMIT, THE PROXIES SOLICITED BY OUR BOARD WILL BE VOTED "FOR" THIS PROPOSAL.

General

At the annual meeting, stockholders will be asked to approve the CoreLogic, Inc. 2018 Performance Incentive Plan (the "2018 Plan"), which was adopted, subject to stockholder approval, by the Board on March 7, 2018.

The Company believes that incentive and stock-based awards focus employees on the objectives of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the proposed 2018 Plan are an important tool to attract, retain and motivate Company employees.

The Company currently maintains the CoreLogic, Inc. Amended and Restated 2011 Performance Incentive Plan (the "2011 Plan"). As of March 9, 2018, a total of 2,954,255 shares of the Company's common stock were then subject to outstanding awards granted under the 2011 Plan, and an additional 8,213,668 shares of the Company's common stock were then available for new award grants under the 2011 Plan (which would permit the Company to grant a total of approximately 4,106,834 full-value awards under the 2 to 1 fungible share counting ratio currently contained in the 2011 Plan). Of the 2,954,255 shares subject to outstanding awards, 489,503 were subject to stock options, 1,324,076 were subject to restricted stock units (other than performance-based stock units such as PBRSUs) and 1,140,676 were subject to performance-based stock units (such as PBRSUs). The number of shares subject to outstanding awards and the number of shares available for new awards reported above both assume that the 1,140,676 outstanding performance-based stock units are paid out at the maximum performance level. If any of the 1,140,676 outstanding performance-based stock units are paid out below the maximum level (or fail to become payable at all) based on actual performance, the number of shares subject to outstanding awards would decrease and the number of shares available for new awards would increase by the same amount. Except as specifically noted, all of the share numbers reported in this paragraph are actual share amounts, and do not give effect to the 2 to 1 fungible share counting ratio currently contained in the 2011 Plan.

The Board of Directors believes that the number of shares currently available under the 2011 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. If stockholders approve the 2018 Plan, no new awards will be granted under the 2011 Plan after the Annual Meeting. In that case, the number of shares of the Company's common stock that remain available for award grants under the 2011 Plan immediately prior to the Annual Meeting will become available for award grants under the 2018 Plan. An additional 3,300,000 shares of the Company's common stock will also be made available for award grants under the 2018 Plan. In addition, if stockholders approve the 2018 Plan, any shares of common stock subject to outstanding awards under the 2011 Plan or our legacy 2006 Incentive Compensation Plan (the "2006 Plan") that expire, are cancelled, or otherwise terminate after the Annual Meeting will also be available for award grant purposes under the 2018 Plan. Based solely on the closing price of the Company's common stock as reported by the NYSE on March 9, 2018, the maximum aggregate market value of the additional 3,300,000 new shares of common stock that could be issued under the 2018 Plan is approximately $154 million.

If stockholders do not approve the 2018 Plan, the Company will continue to have the authority to grant awards under the 2011 Plan. If stockholders approve the 2018 Plan, the termination of our grant authority under the 2011 Plan will not affect awards then outstanding under 2011 Plan.

Summary Description of the 2018 Performance Incentive Plan

The principal terms of the 2018 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2018 Plan, which appears as Appendix B to this proxy statement.

Purpose.    The purpose of the 2018 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.

Administration.    Our Board of Directors or one or more committees appointed by our Board of Directors will administer the 2018 Plan. Our Board of Directors has delegated or will delegate general administrative authority for the 2018 Plan to the Compensation Committee. The Board of Directors or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2018 Plan. (The appropriate acting body, be it the Board of Directors or a committee or other person within its delegated authority is referred to in this proposal as the "Administrator").

The Administrator has broad authority under the 2018 Plan, including, without limitation, the authority to:

  •
  select eligible participants and determine the type(s) of award(s) that they are to receive;

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  grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

  •
  determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions), the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, and the extent to which any applicable vesting and exercise conditions have been satisfied, or determine that no delayed vesting or exercise is required, and accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

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  cancel, modify, or waive the Company's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

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  subject to the other provisions of the 2018 Plan, make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award;

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  determine the method of payment of any purchase price for an award or shares of the Company's common stock delivered under the 2018 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company's common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or by any other form permitted by law;

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  modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries in which the Company or one of its subsidiaries operates or in which one or more eligible participants reside or provide services;

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  approve the form of any award agreements used under the 2018 Plan; and

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  construe and interpret the 2018 Plan, make rules for the administration of the 2018 Plan, and make all other determinations for the administration of the 2018 Plan.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under "Adjustments" below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

Eligibility.    Persons eligible to receive awards under the 2018 Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 5,967 officers and employees of the Company and its subsidiaries (including all of the Company's named executive officers who remain employed), and each of the ten members of the Board who are not employed by the Company or any of its subsidiaries ("non-management directors"), are considered eligible under the 2018 Plan.

Aggregate Share Limit.    The maximum number of shares of the Company's common stock that may be issued or transferred pursuant to awards under the 2018 Plan equals the sum of the following (such total number of shares, the "Share Limit"):

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  3,300,000 shares, plus

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  the number of shares available for additional award grant purposes under the 2011 Plan as of the date of the Annual Meeting and determined immediately prior to the termination of the authority to grant new awards under that plan as of the date of the Annual Meeting, plus

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  the number of any shares subject to stock options granted under the 2011 Plan or the 2006 Plan and outstanding as of the date of the Annual Meeting which expire, or for any reason are cancelled or terminated, after the date of the annual meeting without being exercised (which, for purposes of clarity, will become available for award grants under the 2018 Plan on a one-for-one basis), plus

  •
  the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2011 Plan or the 2006 Plan that are outstanding and unvested as of the date of the Annual Meeting which are forfeited, terminated, cancelled, or otherwise reacquired after the date of the Annual Meeting without having become vested (with any such shares taken into account based on the premium share-counting rule discussed below for full-value awards).

As of March 9, 2018, approximately 8,213,668 shares were available for additional award grant purposes under the 2011 Plan, approximately 489,503 shares were subject to stock options then outstanding under the 2011 Plan, approximately 107,050 shares were subject to stock options then outstanding under the

2006 Plan, approximately 1,324,076 shares were subject to restricted stock and restricted stock unit awards (other than performance-based stock units such as PBRSUs) then outstanding under the 2011 Plan, approximately 1,140,676 shares were subject to performance-based stock units, such as PBRSUs then outstanding under the 2011 Plan, and no shares were subject to restricted stock and restricted stock unit awards then outstanding under the 2006 Plan. The number of shares subject to outstanding awards under the 2011 Plan and the number of shares available for new awards reported above both assume that the 1,140,676 outstanding performance-based stock units are paid out at the maximum performance level. If any of the 1,140,676 outstanding performance-based stock units are paid out below the maximum level (or fail to become payable at all) based on actual performance, the number of shares subject to outstanding awards under the 2011 Plan would decrease and the number of shares available for new awards under the 2011 Plan would increase by the same amount. As noted above, no additional awards will be granted under the 2011 Plan if stockholders approve the 2018 Plan.

Shares issued in respect of any "full-value award" granted under the 2018 Plan will be counted against the Share Limit as two shares for every one share actually issued in connection with the award. For example, if the Company granted a bonus of 100 shares of its common stock under the 2018 Plan, 200 shares would be counted against the Share Limit with respect to that award. For this purpose, a "full-value award" generally means any award granted under the 2018 Plan other than a stock option or stock appreciation right.

Additional Share Limits.    The following other limits are also contained in the 2018 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above and, in the case of share-based limits, are applied on a one-for-one basis without applying the premium share-counting ratio for full-value awards discussed above.

  •
  The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2018 Plan is 1,000,000 shares.

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  The maximum number of shares subject to those options and stock appreciation rights that are granted under the 2018 Plan during any one calendar year to any one individual is 1,000,000 shares.

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  The maximum grant date fair value for awards granted to a non-management director under the 2018 Plan during any one calendar year is $500,000, except that this limit is $750,000 as to (1) a non-management director who is serving as the Non-Executive Board Chairman or as a lead independent director at the time the applicable grant is made or (2) any new non-management director for the calendar year in which the non-management director is first elected or appointed to the Board. For purposes of this limit, the "grant date fair value" of an award means the value of the award as of the date of grant of the award determined using the equity award valuation principles applied in the Company's financial reporting. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-management directors as a group.

Share-Limit Counting Rules.    The Share Limit of the 2018 Plan is subject to the following rules:

  •
  Except as described below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2018 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2018 Plan.

  •
  To the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2018 Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.)

  •
  Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2018 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will be counted against the Share Limit and will not again be available for subsequent awards under the 2018 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the 2018 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the statutory minimum tax withholding obligations (but not any additional tax withholding obligations) related to any full-value award granted under the 2018 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2018 Plan (with any such shares becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards).

  •
  In addition, shares that are exchanged by a participant or withheld by the Company after the date of the Annual Meeting as full or partial payment in connection with any full-value award granted under the 2011 Plan or the 2006 Plan, as well as any shares exchanged by a participant or withheld by the Company after the date of the Annual Meeting to satisfy the tax withholding obligations related to any full-value award granted under the 2011 Plan or the 2006 Plan, shall be available for new awards under the 2018 Plan (with any such shares so exchanged or withheld in connection with a full-value award granted under the 2011 Plan or the 2006 Plan becoming available for new awards under the 2018 Plan taking into account the premium share-counting rule discussed above for full-value awards).

  •
  To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2018 Plan.

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  In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 200 shares shall be counted against the Share Limit (after taking into account the premium share-counting rule discussed above for full-value awards).)

In addition, the 2018 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2018 Plan. The Company may not increase the applicable share limits of the 2018 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.    The 2018 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company's common stock or units of the Company's common stock, as well as cash bonus awards. The 2018 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase shares of the Company's common stock at a future date at a specified price per share (the "exercise price"). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company's common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Consequences of Awards Under the 2018 Plan" below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code (the "Code") and the 2018 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount in cash or shares of common stock equal to the excess of the fair market value of a share of the Company's common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company's common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2018 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards. The types of cash awards that may be granted include the opportunity to receive a payment for the achievement of one or more goals as well as discretionary cash awards.

Any awards under the 2018 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards granted under the 2018 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of common stock, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2018 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards.    If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2018 Plan will not automatically become fully vested pursuant to the provisions of the 2018 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2018 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested, subject to any exceptions that the Administrator may provide for in an applicable award agreement, and any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances, will also terminate. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2018 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder's employment. For the treatment of outstanding equity awards held by the named executive officers in connection with a termination of employment and/or a change in control of the Company, please see the "Potential Payments Upon Termination or Change in Control" section below.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.6 of the 2018 Plan, awards under the 2018 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient's beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient's family members).

Adjustments.    As is customary in incentive plans of this nature, the Share Limit and the number and kind of shares available under the 2018 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 2011 Plan if stockholders approve the 2018 Plan, the 2018 Plan does not limit the authority of the Board of Directors or any committee appointed by the Board to grant awards or authorize any other compensation, with or without reference to the Company's common stock, under any other plan or authority.

Termination of or Changes to the 2018 Plan.    The Board of Directors may amend or terminate the 2018 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board of Directors. Unless terminated earlier by the Board of Directors and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2018 Plan will terminate on March 6, 2028. Outstanding awards, as well as the Administrator's authority with respect thereto, generally will continue following the expiration or termination of the 2018 Plan. Generally, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

U.S. Federal Income Tax Consequences of Awards under the 2018 Plan

The U.S. federal income tax consequences of the 2018 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2018 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2018 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2018 Plan in connection with a "change in control" (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 paid in any calendar year to the Company's current or former named executive officers will not be permitted to be deducted by the Company unless certain grandfathering exceptions apply.

Specific Benefits under the 2018 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the 2018 Plan. The Company is not currently considering any other specific award grants under the 2018 Plan, other than the annual grants of restricted stock units to our non-management directors described in the following paragraph. If the 2018 Plan had been in existence in fiscal 2017, the Company expects that its award grants for fiscal 2017 would not have been substantially different from those actually made in that year under the 2011 Plan. For information regarding stock-based awards granted to the Company's named executive officers during fiscal 2017, see the material under the heading "Executive Compensation" below.

As described under "Director Compensation" below, our current compensation policy for non-management directors provides for each non-management director to receive an annual award of restricted stock units, with the number of shares subject to each award to be determined by dividing $160,000 (for awards granted beginning in fiscal 2018) by the closing price of our common stock on the day of our annual meeting or, in the event of an out-of-cycle annual meeting, such earlier date approved by the Board as described below. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $50.00, the number of shares that would be allocated to the Company's ten non-management directors as a group pursuant to the annual grant formula is approximately 32,000 per year for an aggregate ten-year total of 320,000. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for calendar years 2019 through 2028 (the ten remaining years in the term of the 2018 Plan, assuming the plan is approved) based on that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be ten eligible directors seated and there are no changes to the awards granted under the director equity grant program.

Potential Dilution

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company's equity awards and the 2018 Plan.

In order to help stockholders calculate the total number of shares of the Company's common stock subject to outstanding awards and available for the grant of new awards (what's commonly referred to as the Company's "overhang"), the following table shows the total number of shares of the Company's common stock that were subject to outstanding stock and stock unit awards granted under the 2011 Plan, that were subject to outstanding stock options granted under the 2011 Plan, and that were then available for new award grants under the 2011 Plan as of December 31, 2017 and as of March 9, 2018. In the table below, the number of shares subject to outstanding performance-based stock units such as PBRSUs and the number of shares available for new awards both assume that all outstanding performance-based stock units are paid out at the maximum performance level. All of the share numbers reported in the table below are actual share amounts, and do not give effect to the 2 to 1 fungible share counting ratio contained in the 2011 Plan.

	As of December 31, 2017	As of March 9, 2018

Shares subject to outstanding restricted stock and restricted stock unit awards (excluding performance-based vesting awards)	1,308,749	1,324,076

Shares subject to outstanding performance-based vesting stock unit awards	1,318,914	1,140,676

Shares subject to outstanding stock options	788,825	489,503

Shares available for new award grants	8,490,159	8,213,668

In addition to the 2011 Plan, we also maintain the 2012 Employee Stock Purchase Plan (the "2012 ESPP") which generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company's common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the 2012 ESPP is included under the heading "Securities Authorized for Issuance under Equity Compensation Plans" below. The discussion that follows in this "Potential Dilution" section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or remain available for issuance or delivery under the 2012 ESPP.

The Company also has outstanding awards under the 2006 Plan. There were zero (0) shares of the Company's common stock available for new award grants under the 2006 Plan as of December 31, 2017 and March 9, 2018. As of December 31, 2017 and March 9, 2018, there were zero (0) shares of stock subject to outstanding stock and stock unit awards and 397,573 and 107,050 shares of stock subject to outstanding options granted under the 2006 Plan.

Other than the 2011 Plan, the 2012 ESPP and the 2006 Plan, we do not have any other plans or arrangements in place under which shares of the Company's common stock are eligible to be awarded or under which there are outstanding awards with respect to shares of the Company's common stock.

As of December 31, 2017, the Company's outstanding stock options had a weighted average exercise price of $20.67 and a weighted average remaining term of 2.3 years.

The weighted-average number of shares of the Company's common stock issued and outstanding in each of the last three fiscal years was 89,070,035 shares issued and outstanding in 2015; 87,501,882 shares issued and outstanding in 2016; and 83,499,390 shares issued and outstanding in 2017. The number of shares of the Company's common stock issued and outstanding as of December 31, 2017 and March 9, 2018 was 83,499,390 and 81,539,072, respectively.

In order to help stockholders calculate the Company's share usage over the last three years (what's commonly referred to as the Company's "burn rate"), the total number of shares of the Company's common stock subject to awards that the Company granted under the 2011 Plan in each of the last three fiscal years, and to date (as of March 9, 2018) for 2018, are as follows. For purposes of the following disclosure, the number of shares granted subject to performance-based stock units such as PBRSUs is based on the maximum level of performance achieved, other than for 2015, for which the number of shares granted subject to performance-based stock units is based on the actual performance level achieved, which was not the maximum level. All of the numbers reported below are actual share amounts, and do not give effect to the 2 to 1 fungible share counting ratio contained in the plan.

  •
  1,279,976 shares in 2015 (which was 1.44% of the weighted-average number of shares of the Company's common stock issued and outstanding in 2015), of which 967,450 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 312,526 shares were subject to performance-based vesting stock unit awards and 0 shares were subject to option awards.

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  1,726,784 shares in 2016 (which was 1.97% of the weighted-average number of shares of the Company's common stock issued and outstanding in 2016), of which 966,354 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 760,430 shares were subject to performance-based vesting stock unit awards and 0 shares were subject to option awards.

  •
  1,244,652 shares in 2017 (which was 1.49% of the weighted-average number of shares of the Company's common stock issued and outstanding in 2017), of which 708,160 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 536,492 shares were subject to performance-based vesting stock unit awards and 0 shares were subject to option awards.

  •
  248,839 shares in 2018 through March 9, 2018 (which was 0.31% of the number of shares of the Company's common stock issued and outstanding on March 9, 2018, 2018), of which 83,643 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards), 165,196 shares were subject to performance-based vesting stock unit awards and 0 shares were subject to option awards.

Thus, the total number of shares of the Company's common stock subject to awards granted under the 2011 Plan per year over the last three fiscal years (2015, 2016 and 2017) has been, on average, 1.6% of the weighted-average number of shares of the Company's common stock issued and outstanding. Performance-based vesting awards have been included above in the year in which the award was granted. The actual number of performance-based restricted stock unit awards such as PBRSUs that became eligible to vest each year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) was as follows: 246,050 in 2015, 340,047 in 2016, 216,471 in 2017, and 0 to date (as of March 9, 2018) in 2018.

The total number of shares of our common stock that were subject to awards granted under the 2011 Plan or 2006 Plan that terminated or expired, and thus became available for new award grants under the 2011 Plan, in each of the last three fiscal years, and to date (as of March 9, 2018) in 2018, are as follows: 198,269 in 2015, 227,349 in 2016, 232,069 in 2017, and 13,164 in 2018. The total number of shares of our common stock that were subject to awards granted under the 2011 Plan or 2006 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2011 Plan, in each of the last three fiscal years, and to date (as of March 9, 2018) in 2018, are as follows: 406,627 in 2015, 299,586 in 2016, 352,136 in 2017, and 100,414 in 2018. Shares subject to 2011 Plan or 2006 Plan awards that terminated or expired, or were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and became available for new award grants under the 2011 Plan have been included when information is presented in this 2018 Plan proposal on the number of shares available for new award grants under the 2011 Plan.

The Compensation Committee anticipates that the 3,300,000 additional shares requested for the 2018 Plan (together with the shares available for new award grants under the 2011 Plan on the date of our annual meeting and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the 2018 Plan through approximately the end of 2022 (reserving sufficient shares to cover potential payment of performance-based awards at maximum payment levels). However, this is only an estimate, in the Company's judgment, based on current circumstances. The total number of shares that is subject to the Company's award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company's common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors' compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price for a share of the Company's common stock as of March 9, 2018 was $46.74 per share.

Vote Required for Approval of the 2018 Performance Incentive Plan

The Board believes that the adoption of the 2018 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all of the Company's executive officers are eligible for awards under the 2018 Plan and thus have a personal interest in the approval of the 2018 Plan.

Approval of the 2018 Plan requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted "for" the proposal for it to be approved). Abstentions will have the same effect as a vote "against" this proposal, and broker-non votes will not be counted in determining the outcome of this proposal.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 2018 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX B HERETO.

PROPOSAL 3. Approval, on an Advisory Basis, of the Compensation of Named Executive Officers

FOR

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SEC'S EXECUTIVE COMPENSATION DISCLOSURE RULES. UNLESS OTHERWISE SPECIFIED BY YOU IN THE PROXY YOU SUBMIT, THE PROXIES SOLICITED BY OUR BOARD WILL BE VOTED "FOR" THIS PROPOSAL.

We are providing our stockholders with the opportunity to cast a non-binding vote to approve, on an advisory basis, the compensation of our named executive officers, or NEOs, as disclosed pursuant to the SEC's executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the "Compensation Discussion and Analysis" section below).

As described more fully in the Compensation Discussion and Analysis section below, our compensation program is heavily weighted toward performance-based compensation that provides a direct link between rigorous goals for corporate performance and pay outcomes for our executive officers. Our annual incentive plan also ties pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. We believe that our compensation program provides effective incentives for strong operating results by appropriately aligning pay and performance.

We pay for performance.    Our philosophy is designed to:

  •
  attract, motivate and retain highly-qualified executive officers critical to our long-term success;

  •
  align the interests of our executive officers with the interests of our stockholders;

  •
  reward executive officers for achieving pre-defined stretch goals and objectives, including objectives that may not yield current-period financial results but are expected to position us for enhanced results in future periods;

  •
  encourage strategic long-term development and investment in the business;

  •
  motivate and reward appropriate risk-taking to grow the business; and

  •
  support pay practices with strong corporate governance and independent board oversight.

What We Do

✓

Review total compensation relative to the median of a Peer Group of industry-aligned companies with similar executive talent needs

✓

Tie annual incentives to achievement of multiple rigorous financial and operating goals

✓

Use performance-based vesting for 50% of long-term compensation, tied to achievement of stretch EPS targets and total stockholder return (TSR) relative to our peers

✓

Maintain robust stock ownership guidelines

✓

Maintain a claw-back policy for incentive payments

✓

Use an independent compensation consultant retained directly by the Committee, in its sole discretion, who performs no consulting or other services for management

✓

Require double-trigger for accelerated vesting upon termination of employment following a change in control

✓

Assess annually potential risks relating to the Company's compensation policies and practices

What We Don't Do

✗

Incentivize participants to take excessive risks

✗

Award bonuses to our executive officers outside of our incentive compensation plan (ICP)

✗

Allow margining, derivative, or speculative transactions, such as hedges, pledges, and margin accounts, by executive officers

✗

Provide excessive perquisites

✗

Provide excise tax gross-ups upon termination with a change in control or for other awards

✗

Allow for repricing of stock options without stockholder approval

✗

Pay "single-trigger" change-of-control cash payments or have "single-trigger" equity acceleration

2017 Compensation Outcomes

We rewarded strong financial results.    Our 2017 financial performance met or exceeded targets on all metrics other than revenue (impacted by market volume declines), and resulted in above-target payouts overall. Results for revenue, adjusted EBITDA and free cash flow generated funding of our annual cash bonus plan, the ICP, at 122.7% of target for NEOs.

We also considered and, as appropriate, rewarded our most significant strategic accomplishments.    Our decisions on ICP awards took into consideration a number of key accomplishments in 2017 across our three strategic focus areas (growth and scale, operational excellence and high performing organization).

We did not make across the board increases in base salaries for the 5th consecutive year.    Notwithstanding strong results, consistent with our practices in recent years, the Compensation Committee did not increase NEO base salaries for 2017, except for Mr. Martell in consideration of his promotion to President and CEO.

Please see Appendix A for a detailed reconciliation of adjusted EBITDA, adjusted EPS and FCF to the most directly comparable GAAP financial measures.

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC, the Board of Directors requests your advisory vote to approve the following resolution at the Annual Meeting:

    "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby APPROVED."

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding upon us or the Board of Directors, and will not be construed as overruling a decision by us or the Board of Directors or creating or implying any additional fiduciary duty for us or our Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our stockholders. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Our policy is to provide stockholders with an annual opportunity to approve the compensation of the NEOs. The next advisory vote on the compensation of our NEOs will occur at the 2019 annual meeting of stockholders.

Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted "for" the proposal for it to be approved). Abstentions will have the same effect as a vote "against" this proposal, and broker-non votes will not be counted in determining the outcome of this proposal.

PROPOSAL 4. Ratification of Selection of Independent Auditor

FOR

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PwC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017. UNLESS OTHERWISE SPECIFIED BY YOU IN THE PROXY YOU SUBMIT, THE PROXIES SOLICITED BY OUR BOARD WILL BE VOTED "FOR" THIS PROPOSAL.

The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm's qualifications, performance, and independence. The Audit Committee exercises sole authority to approve all audit engagement fees. In addition to ensuring the regular rotation of the lead audit engagement partner at least every five years as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit engagement partner.

The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. PwC has audited the historical consolidated financial statements of our Company since June 2010, and of our predecessor, The First American Corporation, for all annual periods since 1954. To help ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval by our Bylaws, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of PwC and will either continue to retain PwC or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders' best interests.

Ratification of the selection of PwC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted "for" the proposal for it to be approved). Abstentions will have the same effect as a vote "against" this proposal. We do not expect any broker non-votes on this matter.

Report of the Audit Committee

The following report of the Audit Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee consists of five non-management directors: Messrs. Walker, Chatham, Dorman and Folino and Ms. Widener. All of the members meet the independence criteria and financial literacy requirements of the SEC and NYSE rules. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found under "Investors-Leadership & Governance-Highlights" on the Company's website at www.corelogic.com.

The Audit Committee reviews the Company's accounting policies and financial reporting and disclosure practices, system of internal controls, internal audit process and the process for monitoring compliance with laws, regulations and corporate policies on behalf of the Board of Directors. The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the public reporting process. The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed them with management, although the Audit Committee members are not the auditors or certifiers of the Company's financial statements.

PwC, the Company's independent registered public accounting firm for 2017, is responsible for expressing opinions on the conformity of the Company's audited financial statements with generally accepted accounting principles and on the Company's internal control over financial reporting. The Audit Committee has discussed with PwC the matters required to be discussed by applicable auditing standards. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee, and has discussed with PwC its independence.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and be filed with the U.S. Securities and Exchange Commission.

                      Audit Committee

                      David F. Walker (Chairman)
                      J. David Chatham
                      John C. Dorman
                      Paul F. Folino
                      Mary Lee Widener

Independent Auditor Information

Principal Accounting Fees and Services

The Audit Committee oversees the audit and non-audit services provided by PwC and receives periodic reports on the fees paid. The aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year	2017	2016

Audit Fees	$3,088,466	$2,861,040

Audit-Related Fees (1)	1,326,016	231,600

Tax Fees (2)	118,162	41,057

All Other Fees (3)	13,889	16,228

Total Fees	$4,546,534	$3,149,925

  (1)
  Fees in 2017 primarily relate to assessment procedures in connection with the implementation of updated accounting guidance over revenue recognition and performance of due diligence procedures over some of our acquisitions. Fees in 2016 primarily relate to assessment procedures over our service organization controls on solutions group offerings.

  (2)
  Fees incurred for tax advice, compliance and planning over transfer pricing, acquisition and disposition of certain businesses.

  (3)
  Fees primarily incurred for services related to the compilation of statutory financial statements.

Policy on Audit Committee Pre-Approval of Audit and Nonaudit Services of Independent Auditor

The Audit Committee retained PwC (along with other accounting firms) to provide non-audit services in 2017. We understand the need for PwC to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Audit Committee has established the following policies and processes related to audit and non-audit services.

The Audit Committee's policy is to pre-approve all engagements of our independent registered public accounting firm for audit and non-audit services. The Audit Committee's pre-approval policy identifies specific services and assigns pre-approved spending thresholds for each group of non-audit services. This policy works in conjunction with our independent registered public accounting firm's annual audit services fee schedule, which is also approved by the Audit Committee. Any services not pre-approved or not covered by the policy or the audit services fee schedule are submitted to the Audit Committee's chairman, as the Audit Committee's designee, for review and approval and are subsequently ratified by the Audit Committee at its next meeting as appropriate.

All services provided by PwC during the fiscal years ended December 31, 2017 and 2016 were pre-approved by the Audit Committee or its designee.

The Audit Committee has concluded that PwC's provision of audit and non-audit services to the Company is compatible with PwC's independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the ownership of our common stock as of December 31, 2017 by the persons or groups of stockholders who are known to us to be the beneficial owners of 5% or more of our shares of common stock as of March 6, 2018 (using the number of shares outstanding on this date for calculating the percentage). The information regarding beneficial owners of 5% or more of our shares of common stock is based solely on public filings made by such owners with the SEC.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

T. Rowe Price Associates, Inc. (1)	11,417,907	14.0%

The Vanguard Group (2)	7,151,566	8.8%

BlackRock, Inc. (3)	6,974,865	8.5%

(1)
According to a Schedule 13G/A filed February 14, 2018, as of December 31, 2017, these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as a registered investment adviser with power to direct investments and/or sole power to vote the securities and by T. Rowe Price Mid-Cap Growth Fund, Inc., an investment company. The Schedule 13G/A reports that Price Associates has sole voting power with respect to 3,740,506 shares and sole dispositive power with respect to 11,417,907 shares and T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with respect to 5,061,938 shares. The address of the principal business office of the reporting entities is 100 East Pratt Street, Baltimore, Maryland 21202.

(2)
According to a Schedule 13G/A filed February 9, 2018, as of December 31, 2017, these securities are owned by The Vanguard Group and two wholly-owned subsidiaries, Vanguard Fiduciary Trust Company ("VFTC") and Vanguard Investments Australia, Ltd. ("VIA"), as investment managers of collective trust accounts and Australian investment offerings, respectively. The Schedule 13G/A reports that VFTC is the beneficial owner of 38,207 shares and VIA is the beneficial owner of 19,361 shares. The Vanguard Group is a registered investment adviser and has sole voting power with respect to 46,946 shares, shared voting power with respect to 10,622 shares, sole dispositive power with respect to 7,102,737 shares and shared dispositive power with respect to 48,829 shares. The address of the principal business office of the reporting entity is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)
According to a Schedule 13G/A filed January 29, 2018, as of December 31, 2017, BlackRock, Inc. is a parent holding company with sole voting power with respect to 6,660,245 shares and sole dispositive power with respect to 6,974,865 shares, reporting on behalf of certain related subsidiaries. The address of the principal business office of the reporting entity is 55 East 52nd Street, New York, New York 10055.

Security Ownership of Management

The following table sets forth the total number of shares of our common stock beneficially owned and the percentage of the shares so owned as of March 6, 2018 by:

  •
  each director;

  •
  each current executive officer named in the "Summary Compensation Table"; and

  •
  all directors and current executive officers as a group.

Unless otherwise indicated in the notes following the table, the persons listed in the table below are the beneficial owners of the listed shares with sole voting and investment power (or, where applicable, shared power with such individual's spouse and subject to community property laws) over the shares listed. Shares vesting or subject to rights exercisable within 60 days after March 6, 2018 are treated as outstanding in determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of shares of Common Stock	Percent if greater than 1%

Directors

J. David Chatham	37,873	—

Douglas C. Curling	43,723	—

John C. Dorman	18,723	—

Paul F. Folino	9,462	—

Frank D. Martell	409,795	—

Claudia Fan Munce	1,755	—

Thomas C. O'Brien	24,868	—

Vikrant Raina	1,755	—

Jaynie Miller Studenmund	23,824	—

David F. Walker	40,090	—

Mary Lee Widener	7,552	—

Current NEOs who are not directors

James Balas	56,671	—

Barry M. Sando	207,446	—

Former NEO (1)

Stergios Theologides	145,015	—

All directors and current executive officers as a group (14 persons)	883,537	1.1%

(1)
Mr. Theologides left the Company in September 2017 and ownership is as of that date. Mr. Nallathambi passed away on March 2, 2017 and as a result is not included in the table above.

The shares set forth in the table above include shares that the following directors and NEOs, as well as directors and current executive officers as a group, have the right to acquire within 60 days of March 6, 2018 in the amounts set forth below:

Stockholders	Number of shares of Common Stock	Percent if greater than 1%

J. David Chatham	3,190	—

Douglas C. Curling	3,190	—

John C. Dorman	3,190	—

Paul F. Folino	3,190	—

Frank D. Martell	242,763	—

Claudia Fan Munce	1,755	—

Thomas C. O'Brien	3,190	—

Vikrant Raina	1,755	—

Jaynie Miller Studenmund	3,190	—

David F. Walker	3,190	—

Mary Lee Widener	3,190	—

James Balas	27,937	—

Barry M. Sando	84,411	—

All directors and current executive officers as a group (14 persons)	384,141	—

Securities Authorized for Issuance under Equity Compensation Plans

We currently maintain two equity compensation plans: the 2011 Plan and the 2012 ESPP. As noted above, the 2006 Plan was terminated and replaced by the 2011 Plan. We currently have outstanding options under the 2011 Plan and the 2006 Plan. Each of the 2011 Plan, the 2012 ESPP and the 2006 Plan was approved by our stockholders. Stockholders are also being asked to approve a new equity compensation plan, the 2018 Plan, as described above.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights) (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)

Equity compensation plans approved by stockholders	3,814,061 (1)	20.67 (2)	9,646,726 (3)

(1)
Of these shares, 788,825 were subject to options then outstanding under the 2011 Plan, 2,627,663 were subject to stock unit awards then outstanding under the 2011 Plan (which currently count as 5,258,863 under the 2011 Plan (3.3 shares for each share issued in respect of awards granted prior to July 29, 2014 and 2 shares for each share issued in respect of awards granted thereafter)) and 397,573 were subject to options then outstanding under the 2006 Plan. Of the 2,627,663 shares subject to stock unit awards under the plans as described above, 1,318,914 shares are subject to performance-based awards assuming that the maximum level of performance with respect to such awards is achieved. Note that the actual number of shares to be issued with respect to these performance-based awards will vary depending on the applicable level of performance achieved, with such number ranging from zero to the maximum level indicated above. Our authority to grant new awards under the 2006 Plan terminated on May 19, 2011.

(2)
This weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding restricted stock units and is calculated solely with respect to outstanding unexercised stock options.

(3)
Represents 8,490,159 shares available for future issuance under the 2011 Plan, and 1,156,567 shares available for future issuance under the 2012 ESPP. Shares available under the 2011 Plan may be used for any type of award authorized in that plan (subject to certain limitations of the plan) including stock options, stock appreciation rights, stock units, restricted stock, performance-based awards, stock bonuses and other awards payable in shares of our common stock. No new awards will be granted under the 2011 Plan if stockholders approve the 2018 Plan.

CORPORATE GOVERNANCE AND BOARD MATTERS

Committees of the Board of Directors; Committee Charters

There are currently four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. In addition to the four standing committees, the Board may approve, and has from time to time approved, the creation of special committees or subcommittees to act on behalf of the Board.

Each of the standing committees operates under a written charter adopted by the Board. The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Investors section of our web site under Leadership & Governance—Highlights at www.corelogic.com. Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee's activities.

Audit Committee

We have a standing Audit Committee of the Board of Directors. The current members of the Audit Committee are Messrs. Walker (Chairman), Chatham, Dorman, Folino and Ms. Widener. During 2017, our Audit Committee met six times.

Our Board has determined that each of Messrs. Walker and Dorman is an "audit committee financial expert" within the meaning of the SEC's rules and regulations and that each member of our Audit Committee is "independent" under applicable SEC rules and the listing standards of the NYSE and is "financially literate" under the listing standards of the NYSE.

The functions performed by the Audit Committee include, but are not limited to:

  •
  overseeing the integrity of our financial reporting processes in consultation with the independent auditor, management and our internal audit function;

  •
  reviewing internal auditing procedures and results;

  •
  selecting, compensating and overseeing our independent registered public accounting firm;

  •
  engaging with our compliance and risk management executives to review the state of enterprise risk management and compliance programs with a view to understanding the steps management has taken to monitor and control our major risk exposures;

  •
  reviewing with internal counsel the state of litigation, claims and regulatory matters and overseeing our compliance with legal and regulatory matters;

  •
  discussing with management, internal audit and external advisors the state of internal controls and our practices with respect to financial disclosure;

  •
  directing and supervising investigations into matters within the scope of its duties; and

  •
  reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees or third parties of concerns regarding questionable accounting or auditing matters or other ethics and compliance-related matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-888-632-5395 or concerns or complaints may also be reported online at https://corelogic.alertline.com. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Compensation Committee

The current members of the Compensation Committee are Messrs. Chatham (Chairman), Folino, O'Brien and Ms. Studenmund.

Our Board has determined that each member of our Compensation Committee is "independent" under applicable listing standards of the NYSE. In making its independence determination for each member of the Compensation Committee, our Board considered whether the director has a relationship with us that is material to the director's ability to be independent from management in connection with the duties of a compensation committee member. In addition, our Board has determined that each of Messrs. Chatham, Folino, O'Brien and Ms. Studenmund is a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Code. During 2017, the Compensation Committee met eight times.

The functions of the Compensation Committee include, but are not limited to:

  •
  establishing and reviewing our compensation philosophy;

  •
  overseeing the design and reviewing the operation of all executive compensation and employee benefit plans and programs;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, including annual performance objectives, and evaluating our chief executive officer in light of those objectives;

  •
  reviewing and approving the compensation of our executive officers;

  •
  reviewing and approving awards of equity under the Company's equity-based plans;

  •
  responsibility for review and approval of employment agreements with our chief executive officer and other executive officers; and

  •
  exercising oversight of the Company's disclosures regarding executive compensation, including reviewing the Compensation Discussion and Analysis contained in our proxy statement and preparing the Compensation Committee Report for inclusion in our proxy statement.

The Compensation Committee also has key oversight responsibilities in the following areas, all of which are described in more detail later in this proxy statement:

  •
  assessing risk in relation to the Company's compensation policies and practices;

  •
  reviewing and making recommendations to the Board concerning development and succession planning; and

  •
  reviewing and recommending to the Board the form and level of non-management director compensation.

For 2017, Pay Governance LLC ("Pay Governance") was retained as the Compensation Committee's independent compensation consultant. The Compensation Committee also seeks input from our Chief Executive Officer, Chief Financial Officer, Chief People Officer and Chief Legal Officer when making decisions regarding compensation matters. During 2017, Pay Governance attended all eight Compensation Committee meetings.

During 2017, Pay Governance provided to the Compensation Committee, among other things, guidance as to:

  •
  our peer group for 2017 compensation for executive compensation comparison purposes;

  •
  director compensation for 2017;

  •
  analysis of survey data; and

  •
  determining 2017 total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts and (3) the structure and target amount of long-term incentive awards.

Pay Governance did not perform any services for the Company and the Compensation Committee does not believe that the services performed by Pay Governance raised any conflict of interest. The Compensation Committee regularly reviews the services provided by its independent compensation consultant.

In addition, the Company has engaged Mercer LLC ("Mercer") to provide certain compensation-related services on behalf of the Company and management. In 2017, Mercer assisted us with the selection of a peer group of companies, advised on industry best practices and emerging trends in executive compensation, prepared pay survey data, made recommendations on the structuring of compensation programs and advised on our public disclosures regarding executive compensation. In connection with its engagement, Mercer did not attend any meetings of the Compensation Committee in 2017. Mercer performed no services for the Compensation Committee.

Additional information concerning the executive compensation policies and objectives established by the Compensation Committee, the Compensation Committee's processes and procedures for consideration and determination of executive compensation, and the role of executive officers and our and the Compensation Committee's compensation consultants in determining executive compensation is included in the "Compensation Discussion and Analysis" section below.

Equity Awards Committee.    The Equity Awards Committee was created by the Board in 2016 and has been delegated limited authority to approve and establish the terms of equity awards granted to eligible participants under the 2011 Plan and, if approved by stockholders, the 2018 Plan. Mr. Martell is the sole committee member.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. O'Brien (Chairman), Curling and Folino and Ms. Studenmund. The Nominating and Corporate Governance Committee held seven meetings during 2017.

The Nominating and Corporate Governance Committee is responsible for, among other items:

  •
  identifying individuals qualified to become directors on our Board;

  •
  recommending to the Board candidates for election at annual meetings by the stockholders and candidates to fill vacancies and newly-created directorships;

  •
  overseeing the evaluation of the Board; and

  •
  developing, recommending to the Board and periodically reviewing the corporate governance principles and policies applicable to us.

The Nominating and Corporate Governance Committee has adopted procedures by which certain of our stockholders may recommend director nominees to the Board. In particular, the Nominating and Corporate Governance Committee has established a policy whereby it will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of 5% of our outstanding common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to our Secretary at our address included in this proxy statement. The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the Nominating and Corporate Governance Committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

While the Nominating and Corporate Governance Committee has no specific minimum qualifications in evaluating a director candidate, it takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on our Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant industry experience, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. The Nominating and Corporate Governance Committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating and Corporate Governance Committee may adjust its evaluation process for the designated candidates to reflect our contractual obligations with respect to their nomination. The Nominating and Corporate Governance Committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying potential candidates for nomination as it did in connection with the appointment of two new directors in 2017.

We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and, as indicated above, considers diversity as a factor when identifying and evaluating candidates for membership on our Board. The Nominating and Corporate Governance Committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives as well as race, gender and national origin. Utilizing these factors, and the factors described above, the Nominating and Corporate Governance Committee makes recommendations, as it deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

Strategic Planning Committee

The current members of the Strategic Planning Committee are Messrs. Dorman (Chairman), Curling, Folino, Martell, Raina and Walker and Ms. Munce. The Strategic Planning Committee has the authority to oversee and provide counsel to management's development and execution of longer-term business and product strategies. The Strategic Planning Committee held three meetings during 2017.

Independence of Directors

Pursuant to the corporate governance rules of the NYSE for listed companies, a majority of the Board must be independent. A director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). To assist in its determination of director independence, the Board has adopted categorical director independence standards, which are contained in our Corporate Governance Guidelines. The Corporate Governance Guidelines are available to stockholders on the Investors section of our web site under Leadership & Governance—Highlights at www.corelogic.com.

In accordance with the NYSE rules and our categorical director independence standards, the Board has affirmatively determined that each of Messrs. Chatham, Curling, Dorman, Folino, O'Brien, Raina and Walker, and Mses. Munce, Studenmund and Widener is "independent" as that term is defined in the corporate governance rules of the NYSE for listed companies. Mr. Martell is considered an inside director because he is employed by us as a senior executive.

During 2017, each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee was determined by the Board to be independent, as defined in the corporate governance rules of the NYSE for listed companies and in accordance with our categorical director independence standards. The Board further determined that each member of the Audit Committee and the Compensation Committee met the additional independence standards applicable to those committees under the corporate governance rules of the NYSE and applicable SEC rules.

Board Leadership Structure; Meetings of Independent Directors

The offices of Chief Executive Officer and Chairman are separate. Mr. Folino has served as Chairman of our Board since July 2014. Our Board believes that the separation of the offices of Chairman and Chief Executive Officer continues to be appropriate as it allows our Chief Executive Officer to focus primarily on his management responsibilities and the Chairman to oversee and manage the Board and its functions. Having an independent Chairman promotes the independence of our Board and provides appropriate oversight of management and ensures free and open discussion and communication among the non-management members of our Board. In 2017, the non-management directors met seven times in executive session without management present. The Chairman chairs and coordinates the agenda for these executive sessions of the non-management directors.

Our Corporate Governance Guidelines provide that the Board shall annually elect a lead director by a majority vote of the independent directors unless the Chairperson of the Board is an independent director, in which case the Chairperson of the Board will perform the functions of a lead director and no lead director shall be elected. Mr. Folino, an independent director, is the Chairman and, as a result, we do not currently have a lead director.

Director Education

We provide the Board with educational training from time to time on subjects applicable to the Board and the Company, including with regard to industry developments, accounting, financial reporting, and corporate governance, using both internal and external resources.

Succession Planning

Among the Compensation Committee's responsibilities described in its charter is to oversee development and succession planning for executive officers, and the Compensation Committee also oversees this for other key members of senior management. The Board plans for succession of the CEO and annually reviews senior management selection and succession planning that is undertaken by the Compensation Committee. As part of this process, the non-management directors annually review the Compensation Committee's recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board. In 2017, the Board implemented its succession plan with Mr. Nallathambi's passing and appointed Frank D. Martell as our President and CEO.

Risk Oversight

To maximize long-term stockholder value, the Board's responsibilities in overseeing our businesses include oversight of our key risks and management's processes and controls to regulate them appropriately. Our management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

Although risk oversight permeates many elements of the work of the full Board and the committees, the Audit Committee has the most direct and systematic responsibility for overseeing risk management. The Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

  •
  having responsibility for the internal audit function, with that function having a direct line of communication to the Audit Committee;

  •
  receiving reports from management and the internal audit function regarding the adequacy and effectiveness of various internal controls;

  •
  reviewing periodically with internal counsel legal and regulatory matters that could have a significant impact on us and could indicate emerging areas of risk;

  •
  overseeing accounting and reporting risk management process, including receiving regular reports from our Chief Legal Officer; and

  •
  discussing with management our guidelines and policies with respect to risk assessment and enterprise risk management, including our major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the Audit Committee regularly receives reports from management (including the Chief Executive Officer, the Chief Financial Officer, the Controller and the Chief Legal Officer) and internal auditors regarding our risk management program (including our compliance program, information and cyber security and business continuity programs), extraordinary claims and losses, and significant litigation. The Board receives updates on risk oversight from the Audit Committee and members of management.

Separately, the Compensation Committee oversees our compensation policies and practices and has assessed whether our compensation policies encourage excessive risk taking. The Compensation Committee has concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. In arriving at that conclusion, the Compensation Committee considered, among other factors, the metrics used to determine variable compensation; the portion of variable compensation paid in equity, which is either time-vested or tied to the achievement of long-term Company objectives; the amount of compensation paid as sales commissions and the number of people to whom such compensation is paid; and controls, such as pricing limits, a recoupment policy and financial reconciliation processes for sales crediting, quality checks that we employ and the approval process for certain compensation-related activities.

Board Meetings and Attendance

Our Board held eight meetings during 2017. Each director attended 75% or more of the total number of meetings of the Board and meetings of the committees (if any) on which the director served during his or her respective tenure on the Board during 2017. From time to time, our Board and committees also act by unanimous written consent as permitted by our Bylaws and the Delaware General Corporation Law.

Retention of Outside Advisors

The Board and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by, and report directly to, the Audit Committee. In addition, the Audit Committee is responsible for the selection, assessment, and termination of the internal auditors to which we have outsourced our internal audit function. Similarly, the consultant retained by the Compensation Committee to assist in the evaluation of senior executive compensation reports directly to that committee.

Code of Ethics

The Board has adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of this code of ethics is posted on the Investors section of our web site under Leadership & Governance — Highlights at www.corelogic.com. The Board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted under "Investors — Leadership & Governance — Highlights" on our web site at the address stated above. If we waive or amend any provisions of these codes of ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or controller and persons performing similar functions, we will disclose such waivers or amendments on our web site, at the address and location specified above, to the extent required by applicable SEC and NYSE Rules.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which have been posted on the Investors section of our web site under Leadership & Governance — Highlights at www.corelogic.com. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Director Overboarding Policy

Our Corporate Governance Guidelines provide that our directors may not serve on more than five public company boards (including our Board), and our Audit Committee members may not serve on more than three public company audit committees (including our Audit Committee) without prior Board approval. In each case, in determining whether to grant such approval, the Board will consider the director's ability to devote sufficient time to the activities of the Board and/or Audit Committee and the director's qualifications and contribution or potential contribution to the Board and/or Audit Committee. All of our directors are in compliance with the overboarding policy.

Board and Committee Evaluations

To increase their effectiveness, the Board and each of its committees perform an annual self-evaluation under the direction of the Nominating and Corporate Governance Committee. The evaluation addresses attendance, preparedness, participation, candor and other measures of performance selected by the Board.

Director Attendance at Annual Meetings

We encourage our directors to attend the annual meetings of our stockholders, either in person or telephonically. All nine directors who were members of our Board at the time of our 2017 annual meeting attended the 2017 annual meeting.

Communicating with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the Chairman of the Board or any of the other non-management directors of our Company (individually or as a group), by writing to such director(s) at:

    CoreLogic, Inc.
    c/o Chief Legal Officer and Secretary
    40 Pacifica, Suite 900
    Irvine, CA 92618

Our Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product- or service-related inquires; junk mail or mass mailings; resumes or other job-related inquires; and spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications. Directors receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

Transactions with Management and Others

The Board has adopted a written policy regarding transactions with related persons that requires the approval or ratification by the Board or the Nominating and Corporate Governance Committee of any transaction exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest. A related person includes a director, nominee for election as a director, executive officer, person controlling over 5% of our common stock and the immediate family members of each of these individuals. Once a transaction has been determined to require approval, the transaction will be reviewed and approved by either the Board or the Nominating and Corporate Governance Committee. The Board or the Nominating and Corporate Governance Committee will review and consider the terms, business purpose and benefits of the transaction to the Company and the related person.

If a related party transaction is not pre-approved, then it must be brought to the Board or the Nominating and Corporate Governance Committee for ratification as promptly as possible. No member of the Board or the Nominating and Corporate Governance Committee may participate in the review or approval of a related party transaction in which he or she has a direct or indirect interest, unless the Chairman of the Board or the chairperson of the Nominating and Corporate Governance Committee requests such individual to participate.

The following types of transactions do not require pre-approval:

  •
  compensatory arrangements for service as an officer or director of ours, provided such compensation is approved by the Compensation Committee;

  •
  transactions between us and our affiliates (other than directors and officers);

  •
  transactions involving a related person with only an indirect interest resulting solely from ownership of less than 10% of, or being a director of, the entity entering into a transaction with us;

  •
  ordinary course transactions involving annual payments of $100,000 or less; or

  •
  transactions involving indebtedness between us and a beneficial owner of more than 5% of our common stock or an immediate family member of such beneficial owner, provided that the beneficial owner or family member is not an executive officer, director or director nominee of ours or an immediate family member thereof.

We have entered into the transactions discussed below, which have been approved or ratified in accordance with our related party transactions policy.

Price Associates beneficially owns greater than 5% of our common stock and is therefore a related party. During 2017, Price Associates or its affiliates purchased approximately $285,000 of data, analytics and other Company products. These transactions occurred pursuant to contracts entered into on an arm's-length basis and were ratified by the Nominating and Corporate Governance Committee in accordance with our related party transactions policy.

BlackRock, Inc. beneficially owns greater than 5% of our common stock and is therefore a related party. During 2017, BlackRock, Inc. or its affiliates purchased approximately $385,000 of data, analytics and other Company products. These transactions occurred pursuant to contracts entered into on an arm's-length basis and were ratified by the Nominating and Corporate Governance Committee in accordance with our related party transactions policy.

DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation of our directors other than Mr. Martell for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)

J. David Chatham	115,055	134,969	250,024
Douglas C. Curling	91,875	134,969	226,844
John C. Dorman	100,000	134,969	234,969
Paul F. Folino	211,000	134,969	345,969
Claudia Fan Munce	12,432	78,747	91,179
Thomas C. O'Brien	108,500	134,969	243,469
Vikrant Raina	12,432	78,747	91,179
Jaynie Miller Studenmund	98,320	134,969	233,289
David F. Walker	112,500	134,969	247,469
Mary Lee Widener	82,500	134,969	217,469

  (1)
  The amounts shown reflect the aggregate grant date fair value of stock awards granted in 2017, computed in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718, Compensation-Stock Compensation. We value the RSUs as of the grant date by multiplying the closing price of our common stock on that date by the number of RSUs awarded. The stock awards were granted on May 3, 2017 to each non-management director except Ms. Munce and Mr. Raina. Pro-rata stock awards were granted on November 10, 2017 to Ms. Munce and Mr. Raina in connection with their appointment to the Board.

  (2)
  The aggregate numbers of RSUs held by each current non-management director as of December 31, 2017 were as follows:

Name	Restricted Stock Unit Awards (#)

J. David Chatham	3,190
Douglas C. Curling	3,190
John C. Dorman	3,190
Paul F. Folino	3,190
Claudia Fan Munce	1,755
Thomas C. O'Brien	3,190
Vikrant Raina	1,755
Jaynie Miller Studenmund	3,190
David F. Walker	3,190
Mary Lee Widener	3,190

As described in the Compensation Discussion and Analysis, Pay Governance served as independent compensation consultant for the Compensation Committee for 2017 and will continue to advise on the compensation of our directors for 2018. During 2017, as part of its engagement with the Committee, Pay Governance:

  •
  provided advice on the selection of a peer group of companies for director compensation comparison purposes;

  •
  provided guidance on industry best practices and emerging trends and developments in director compensation;

  •
  provided input on the design of the deferral program in the Directors' Compensation Policy;

  •
  reviewed director compensation;

  •
  analyzed pay survey data; and

  •
  provided advice on determining the structure and amounts payable under our director compensation program.

The Compensation Committee reviews and recommends to the Board the form and level of director compensation. In December 2017, the Compensation Committee reviewed and recommended to the Board changes to the Directors' Compensation Policy and the Board approved and adopted the updated Directors' Compensation Policy in December 2017.

The table below describes the components of the non-management director compensation program in effect during 2017 and the compensation program that commenced effective January 1, 2018:

Compensation Element	2017		2018

Annual Retainer — Non-Management Director (1)	$70,000		$80,000
Annual Equity Compensation — RSUs (2)	$135,000		$160,000
Annual Retainer — Non-Management Board Chairman	$100,000		$100,000
Annual Retainer — Committee Chairs (1)
Audit Committee	$25,000		$25,000
Compensation Committee	$20,000		$20,000
Nominating and Corporate Governance Committee	$15,000		$15,000
Strategic Planning Committee (3)	$12,500		$12,500
Annual Retainer — Committee Members (1)
Audit Committee	$12,500		$15,000
Compensation Committee	$10,000		$10,000
Talent Development Committee (3)	$12,500	$	n/a
Nominating and Corporate Governance Committee	$7,500		$7,500
Strategic Planning Committee (3)	$5,000		$5,000
Insurance Strategy Subcommittee (3)	$12,500	$	n/a
Fee for attendance of Board and Committee Meetings in Excess of Designated Number (4)	$2,000		$2,000

(1)
Committee chair retainer represents amounts paid to each committee chair for their service in addition to the committee member annual retainer. Fees are paid in cash in equal quarterly installments. Fees are paid pro-rata for directors joining the Board after the payment date.

(2)
The award is granted and priced on the day of our annual meeting or, in the event of an out-of-cycle annual meeting such earlier date as may be approved by the Board, and vest on the first anniversary of the grant date (or the date of the annual meeting if earlier). Vesting of the award will accelerate upon death, disability, retirement from the Board or a change in control.

(3)
The insurance strategy subcommittee to the Strategic Planning Committee and the talent development subcommittee to the Compensation Committee were discontinued in 2017.

(4)
Meeting fees paid only for meetings in excess of eight meetings of the Board, Audit and Compensation committees, and in excess of four meetings of the Nominating and Corporate Governance and Strategic Planning Committees. Fees are paid in cash in connection with each such additional meeting.

Director Share Ownership Guidelines

We require our non-management directors to own a fixed amount of Company stock. The guidelines are based on a multiple of the annual retainer, and beginning in 2018 require a value of at least $400,000 be held by each director. Directors have five years from their date of election to the Board to reach the ownership requirement. All Company securities owned outright or earned and subject only to time-based vesting restrictions count toward the requirement.

Anti-Hedging and Pledging Policy

The Company maintains a policy that prohibits director transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, as well as holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE OFFICERS

Set forth below is information regarding our current executive officers. Our officers are appointed annually by the Board.

Frank D. Martell
President and Chief Executive Officer	Biography is set forth under the heading Proposal 1 — Election of Directors above.
Age 58

James L. Balas
Chief Financial Officer Age 47
Mr. Balas has served as the Company's Chief Financial Officer since April 2016. Mr. Balas joined CoreLogic in March 2011, as Senior Vice President, Controller and principal accounting officer. In 2012, his role expanded to include oversight of finance in addition to his other responsibilities. Prior to joining the Company, Mr. Balas held a variety of senior finance leadership positions at several publicly-traded companies after a successful 10-year career at Ernst & Young and Capgemini.

Barry M. Sando
Managing Director, Underwriting and Workflow Solutions Age 58
Mr. Sando has served as the Company's Managing Director of Underwriting and Workflow Solutions (and predecessor business segments) since June 2010, when we became a stand-alone public company. Mr. Sando has more than 25 years' experience in the housing finance and property information business and previously served in various executive positions with our predecessor company, The First American Corporation.

Arnold A. Pinkston
Chief Legal Officer and Corporate Secretary Age 59
Mr. Pinkston has served as the Company's Chief Legal Officer and Corporate Secretary since January 2018. In this role, he oversees the global legal and compliance teams. Previously, Mr. Pinkston served as Executive Vice President and General Counsel for Allergan, Inc., a multi-specialty health care company, from 2011 until March 2015. From 2005 until 2011, Mr. Pinkston served as Senior Vice President, General Counsel and Secretary for Beckman Coulter, Inc., a health care diagnostics and life sciences company. From 1994 until 2005, he held various legal positions at Eli Lilly and Company, a global pharmaceutical company, including Vice President and Deputy General Counsel.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation strategy, philosophy, polices, programs and practices (our compensation program) for our named executive officers (NEOs) and the positions they held in 2017. For purposes of this CD&A, the Committee refers to the Compensation Committee of our Board of Directors.

Named Executive Officer	Position as of December 31, 2017 (1)

Frank D. Martell	President and Chief Executive Officer

James L. Balas	Chief Financial Officer

Barry M. Sando	Managing Director, Underwriting and Workflow Solutions

Stergios Theologides	Former General Counsel and Secretary

Anand Nallathambi	Former President and Chief Executive Officer

(1)
Mr. Nallathambi passed away on March 2, 2017 and Mr. Martell was appointed President and Chief Executive Officer effective March 6, 2017. Mr. Theologides left the Company on September 15, 2017. Other than the NEOs listed above, the Company did not have any other executive officers serving at the end of 2017.

Selected 2017 Business Highlights

Our compensation program is designed to align the interest of our executive officers with those of our stockholders through execution in three areas of strategic focus: growth and scale, operational excellence, and high performing organization. In 2017, a majority of our NEOs' compensation continued to be based upon our performance and execution against these strategic priorities.

In setting our targets for 2017, we expected a very challenging market environment due to anticipated declines in mortgage originations in a rising interest rate environment. We set our performance targets to align with these expectations. Notwithstanding the challenges and headwinds, we successfully navigated through the ongoing transition of the U.S. mortgage market towards a durable, purchase-driven cycle. We attribute these results to management's ability to maintain focus in a time of significant change, and to Mr. Martell's leadership and performance as our President and CEO.

We delivered exceptional results in 2017. We strengthened our market leadership across our core mortgage businesses, advanced our strategic imperatives in the property valuations space, and delivered strong organic growth in our insurance & spatial and international operations. We also invested in product development, service quality, and expanded our data and technology innovation capabilities while returning substantial capital to stockholders through share repurchases representing 5% of total shares outstanding. We met or exceeded expectations on adjusted EBITDA, adjusted EPS, and free cash flow (FCF) and delivered revenue just below targeted goals.

Our strong 2017 financial and operating performance resulted in stockholder returns of 25%

Please see Appendix A for a detailed reconciliation of adjusted EBITDA, adjusted EPS and FCF to the most directly comparable GAAP financial measures.

Since 2011, we have grown revenues at an annual compounded rate of 9%, Adjusted EBITDA by 12%, and Adjusted EPS by 25%

Summary of 2017 Compensation Decisions

We rewarded strong financial results.    Our 2017 financial performance met or exceeded targets on all metrics other than revenue (impacted by market volume declines), and resulted in above-target payouts overall. Results for revenue, adjusted EBITDA and FCF generated funding of our annual cash bonus plan, the ICP, at 122.7% of target.

We also considered and, as appropriate, rewarded our most significant strategic accomplishments.    Our decisions on ICP awards took into consideration a number of key accomplishments in 2017 across our three strategic focus areas, including the following:

Strategic Focus		2017 Accomplishments

	✓	Core mortgage businesses out-performed U.S. mortgage market volume trends by approximately two-fold
	✓	High single-digit growth of real estate solutions, insurance & spatial solutions, and international businesses
Growth and Scale	✓	Expanded new product pipeline and built out deployment systems
	✓	Completed 3 acquisitions to enhance our competitive position in insurance, real estate and valuation solutions
	✓	Upgraded credit facility to extend tenor and increase borrowing capacity by more than $500 million resulting in greater financial flexibility

	✓	Exceeded our $30 million productivity target
Operational Excellence	✓	Streamlined operations and costs through automation, partnerships and greater consolidation of operations and facilities
	✓	Expanded investments in our data, technology and innovation centers to enhance our solution sets and fuel future growth
	✓	Invested in compliance and cyber security infrastructure

	✓	Optimized global structure with improved employee role clarity and organizational consistency through roll-out of a global career framework
	✓	Completed reorganization of operating units to focus on solutions sales and transformation
High Performing Organization	✓	Underscored commitment to diversity and inclusion in the workplace with graduation of the first Women in Leadership cohort
	✓	Expanded corporate responsibility platform focused on education and financial literacy
	✓	Continued to improve executive leadership capabilities through internal development, role expansions, promotions and hiring of several strong new executives

We did not make across the board increases in base salaries for the 5th consecutive year.    Notwithstanding strong results, consistent with our practices in recent years, the Committee did not increase NEO base salaries for 2017, except for Mr. Martell in consideration of his promotion to President and CEO.

Active Engagement with Our Stockholders

We actively engage with investors—through one on one meetings, investor conferences and providing performance measurement data

We engage with our major stockholders.    As part of our stockholder engagement strategy, we conducted outreach to our top stockholders representing approximately 60% ownership in 2017. Our stockholder outreach includes ongoing discussions with many of our investors and we often solicit their feedback on a variety of topics, including executive compensation. These major stockholders did not express concerns over our compensation program design or practices. In addition to soliciting feedback from our stockholders, the Committee routinely assesses our compensation programs in connection with its independent compensation consultant, and seeks to maximize alignment between stockholder return and executive compensation while incentivizing and retaining a high-performing management team.

2017 Say on Pay Vote

97.5% stockholder support on our 2017 Say on Pay vote

We continue to have strong support from stockholders on Say on Pay.    Our Board and management are committed to maintaining sound and effective compensation and governance policies and programs designed to build value for our stockholders. At our 2017 Annual Meeting, 97.5% of the votes cast were in favor of the advisory vote to approve our executive compensation paid in 2016. With this support in favor of our existing compensation program and following its regular review of our practices, the Committee determined to maintain our 2017 compensation program in substantially the same form.

Pay Philosophy

We pay for performance.    Our compensation program is heavily weighted toward performance-based compensation that provides a direct link between rigorous goals for corporate performance and pay outcomes for our executive officers. Our annual incentive plan also ties pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. We believe that our compensation program provides effective incentives for strong operating results by appropriately aligning pay and performance. Our philosophy is designed to:

  ➢
  Attract, motivate and retain highly-qualified executive officers critical to our long-term success;

  ➢
  Align the interests of our executive officers with the interests of our stockholders;

  ➢
  Reward executive officers for achieving pre-defined stretch financial goals and strategic objectives that may not yield current-period financial results but are expected to position us for enhanced results in future periods;

  ➢
  Encourage strategic long-term development and profitable investment in the business;

  ➢
  Motivate and reward appropriate risk-taking to grow the business; and

  ➢
  Support pay practices with strong corporate governance and independent board oversight.

Our compensation program consists of four main elements:

    1
    Base salary,

    2
    Annual cash incentive compensation plan (ICP) award,

    3
    Long-term equity incentives, and

    4
    Other compensation (welfare, retirement, termination and other benefits).

Our program emphasizes performance-based incentives.    85% of our CEO compensation and 74% of the compensation for the other NEOs is performance-based. The chart below illustrates our pay mix.

  Compensation mix for Mr. Nallathambi was excluded from this exhibit.

We increase base salaries based on performance or promotion.    Our practice is to benchmark compensation annually but to increase an NEO's base salary only when warranted by an increase in the scope of responsibilities or significant gaps to competitive pay levels. Only Mr. Martell received a base salary increase in 2017 in consideration of his appointment as President and CEO following the passing of Mr. Nallathambi.

We set rigorous goals in our incentive plans.    At the beginning of 2017, we expected U.S. mortgage origination volumes to be approximately 20% less than 2016 volumes. Our 2017 financial targets anticipated this decline, but included stretch growth expectations above market trends. We significantly outperformed market volume trends in the U.S. mortgage market and grew our insurance & spatial and international operations at significant rates, resulting in achieving or exceeding all targets except revenue, which was slightly below target.

We use strategic goals in our ICP.    Results on strategic goals represent 25% of the annual ICP opportunity for our executive officers. We believe this approach rewards the accomplishment of key objectives that will drive future performance. In our ICP, the strategic goals portion is funded by the results on financial goals. The Committee separately determines the portion of the funded amount that should be paid as a result of achievement of the assigned objectives. The Committee carefully evaluates management's accomplishments relative to the goals, as further described below.

We focus on long-term stockholder value.    Nearly 70% of the total compensation opportunity for our CEO is based on achievement of stockholder-aligned performance and the value of our shares. For other NEOs, over half of their total target compensation opportunities are tied to these stockholder results.

Our equity grants are tied to performance.    In 2017, 50% of the target value of our long-term incentive awards for our CEO and other NEOs was granted in the form of performance-based restricted stock units ("PBRSUs") that vest based on achievement of adjusted EPS results relative to target and TSR relative to the companies in our Peer Group (see description of the Peer Group later in this section). The remaining 50% of the target value was granted in the form of time-vested restricted stock units ("RSUs") that require us to achieve a threshold adjusted net income level in order to be eligible to vest. We set rigorous goals in our PBRSU awards, as reflected in the variability of payouts in the last three awards. The increasing payouts reflect improved performance.

3-Year PBRSU Payouts

Our CEO pay is aligned to stock price performance.    The table below illustrates the alignment of CEO actual pay (base salary, ICP and LTI) with results for our stockholders. These pay amounts do not include change in pension value or "All Other Compensation" in the 2017 Summary Compensation Table. The lower total direct compensation for 2017 also reflects the lower base salary, ICP target bonus and LTI targets for Mr. Martell relative to his predecessor, Mr. Nallathambi.

CEO Compensation — TSR Alignment

Pay Program Governance Practices

We employ good governance practices. The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following leading governance features into our compensation program:

	✓	Review total compensation relative to the median of a Peer Group of industry-aligned companies with similar executive talent needs
	✓	Tie annual incentives to achievement of multiple rigorous financial and operating goals
	✓	Use performance-based vesting for 50% of long-term compensation, tied to achievement of stretch EPS targets and total stockholder return (TSR) relative to our peers
What We Do	✓	Maintain robust stock ownership guidelines
	✓	Maintain a claw-back policy for incentive payments
	✓	Use an independent compensation consultant retained directly by the Committee, in its sole discretion, who performs no consulting or other services for management
	✓	Require double-trigger for accelerated vesting upon termination of employment following a change in control
	✓	Assess annually potential risks relating to the Company's compensation policies and practices

	✗	Incentivize participants to take excessive risks
	✗	Award bonuses to our executive officers outside of our ICP
	✗	Allow margining, derivative, or speculative transactions, such as hedges, pledges, and margin accounts, by executive officers
What We Don't Do	✗	Provide excessive perquisites
	✗	Provide excise tax gross-ups upon termination with a change in control or for other awards
	✗	Allow for repricing of stock options without stockholder approval
	✗	Pay "single-trigger" change-of-control cash payments or have "single-trigger" equity acceleration

2017 Compensation Program Overview

The following table describes our pay program including the role and purpose for each aspect of it.

ELEMENT	DESCRIPTION	ROLE AND PURPOSE

REWARDS STRATEGY	Review target total pay relative to market median and determine individual pay based on experience and performance

Tie approximately 75% or more of target pay opportunity to operating results and share price performance

Provide market-competitive mix of base salary, cash incentives and equity incentives Align compensation to results for our stockholders

BASE SALARY	Competitive fixed compensation Base salary increases provided primarily for promotions or new responsibilities for the past five years; limited or no increases otherwise	Provides competitive level of fixed pay to attract, motivate and retain highly-qualified executives Limited salary increases control fixed costs and emphasize pay for performance

ANNUAL INCENTIVE PROGRAM (ICP)	Annual cash incentives based on performance against established targets for revenue, adjusted EBITDA, cash-flow and strategic goals	Motivates and rewards executives for achievement of key financial results and strategic accomplishments that drive stockholder value

LONG-TERM	Performance- Based Restricted Stock Units (PBRSUs)	50% of 2017 total grant value for executive officers Shares earned based on 3 years of EPS performance, modified by TSR relative to our peers	Focuses and rewards executives on achievement of operating results over the long term

Balance of direct financial metrics and relative TSR ensure appropriate rewards for direct operating results and performance relative to the broader market

EPS growth historically has been highly aligned with our share price

INCENTIVES
Restricted Stock Units (RSUs)	50% of 2017 total grant value for executive officers Grants vest ratably over three years Requires achievement of threshold operating income goal to be eligible for vesting	Enhances retention of key talent Value at vesting based on stock price, which aligns executives with stockholders' interests

RETIREMENT PROGRAMS	401(k) program for all employees Legacy supplemental executive retirement plan frozen in 2010 with no new entrants allowed	Aligns with market-prevalent retirement programs Focuses executives on accumulating savings

PERQUISITES	Limited benefits available	Focuses executives on rewards from value-creating activities

Determining Pay

Generally, in determining base salary, target annual ICP and guidelines for long-term equity awards, the Committee considers a number of factors including, but not limited to, the executive officer's:

  ➢
  role, including the scope and complexity of responsibilities;

  ➢
  experience and capabilities, including institutional knowledge;

  ➢
  contributions or responsibilities beyond the typical scope of the role;

  ➢
  individual performance;

  ➢
  positioning relative to our other executive officers;

  ➢
  difficulty in recruiting a replacement; and

  ➢
  competitive compensation opportunities provided by our peers and other competitors for similar executive talent.

Our philosophy is to incentivize and reward executive officers for future performance. While the Committee regularly reviews executive officer equity grants and vesting, it does not consider prior stock compensation gains (option gains or restricted stock awarded in prior years) in setting future compensation levels.

Peer Group and Benchmarking

In order to monitor competitive compensation practices, the Committee relies primarily upon data compiled from public filings of selected companies (our Peer Group) that it considers to be competitors or appropriate comparators for executive talent. The Committee reviews and approves the Peer Group annually. Criteria for Peer Group selection include firms that operate in data, information and analytics and related businesses. Our 2017 Peer Group is presented in the table below.

CoreLogic 2017 Peer Group
				Comparator Group Rationale
Company	Revenue	Market Value	EBITDA Margin	Comparable Revenue Size	Comparable Market Value	Data Analytics	Direct Talent Competitor
	($MM)	($MM)	(%)

Fidelity National Financial	$7,668	$9,235	14%			✔

First American Financial	$5,772	$4,023	11%		✔	✔	✔

Broadridge Financial Solutions	$4,143	$8,884	16%	✔			✔

Equifax	$3,362	$14,159	33%	✔			✔

Gartner	$3,311	$11,164	12%	✔		✔	✔

DST Systems	$2,218	$3,738	21%	✔	✔		✔

Teradata	$2,156	$4,654	11%	✔	✔	✔	✔

Verisk Analytics	$2,145	$15,810	49%	✔		✔	✔

Dun & Bradstreet	$1,743	$4,463	26%	✔		✔	✔

Henry (Jack) & Associates	$1,431	$8,066	35%	✔			✔

Black Knight Inc	$1,052	$6,776	46%	✔	✔	✔	✔

Fair Isaac	$932	$4,304	23%	✔	✔	✔	✔

ACXIOM	$880	$2,227	10%	✔	✔	✔	✔

CSG Systems	$790	$1,469	19%	✔

Ciber (1)	—	—	—	✔

Neustar (2)	—	—	—	✔	✔	✔

75th Percentile	$3,350	$9,148	31%	—	—	—	—

50th Percentile	$2,151	$5,715	20%	—	—	—	—

25th Percentile	$1,146	$4,093	12%	—	—	—	—

CoreLogic	$1,851	$3,807	23%	—	—	—	—

Notes:
Data above reflects end of the most recently disclosed fiscal year.
(1) Ciber was acquired by HTC Global Services in May 2017.
(2) Neustar was acquired by a private investment group led by Golden Gate Capital in August 2017.

The Committee reviews executive officer pay relative to the median pay of comparable positions in Peer Group companies and, as appropriate, relevant survey data from nationally-recognized consulting firms such as Willis Towers Watson, Mercer and Equilar, scoped to a comparable revenue size for us, from both general industry and the high technology sector.

Base Salary

The Committee reviews base salaries annually and adjusts them, if appropriate, to recognize performance, changes to roles and responsibilities, and gaps relative to base salaries of similar individuals in the Peer Group and survey data described above. In an effort to increase the weighting of variable, performance-

based pay in the compensation mix, the Committee has in recent years not increased salaries for executive officers, except where there has been a promotion or an expansion of role and responsibilities.

In 2017, the Committee increased the base salary for Mr. Martell in recognition of his promotion to President and CEO. However, Mr. Martell's 2017 base salary remained significantly below that earned by Mr. Nallathambi, our prior CEO. No other NEOs received a base salary increase in 2017.

Annualized base salaries of the executive officers for 2016 and 2017 are set forth in the table below:

Named Executive Officer	2016	2017

Frank D. Martell	$650,000	$725,000
James L. Balas	$425,000	$425,000
Barry M. Sando	$550,000	$550,000
Stergios Theologides (1)	$425,000	$425,000
Anand Nallathambi (1)	$800,000	$800,000

(1)
Mr. Theologides ended his employment with CoreLogic on September 15, 2017. Mr. Nallathambi passed away on March 2, 2017.

Annual Incentives (ICP)

The ICP rewards executive officers for financial and operating performance relative to predetermined financial goals and strategic objectives. As part of our business planning process, management prioritizes a range of value drivers based on anticipated market demand including estimated mortgage origination volumes, prior year performance, business strategy and risk factors. The Committee then evaluates management's recommendations in light of stockholder expectations and establishes final ICP financial and strategic goals including payout range.

2017 Target Incentives. The Committee established the following 2017 target bonus opportunities for our NEOs:

			ICP Bonus
Name	Title	Base Salary ($000s)	% of Salary	Target ($000s)	Maximum ($000s)

Frank D. Martell	President and CEO	$725	125%	$906	$1,812
James L. Balas	Chief Financial Officer	$425	90%	$383	$765
Barry M. Sando	Managing Director, Underwriting and Workflow Solutions	$550	100%	$550
					$1,100
Stergios Theologides	Former General Counsel and Secretary	$425 (1)	80%	$340	$680
Anand Nallathambi	Former President and Chief Executive Officer	$800 (1)	125%	$1,000	$2,000

(1)
Mr. Theologides ended his employment with CoreLogic on September 15, 2017. Mr. Nallathambi passed away on March 2, 2017. Base salaries were pro-rated accordingly ($153,846 for Mr. Nallathambi and $320,385 for Mr. Theologides).

ICP Performance Metrics. For 2017, the Committee selected the following three performance measures for the ICP:

  ➢
  Revenue (GAAP metric)

  ➢
  Adjusted EBITDA — a non-GAAP metric calculated as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments, as set forth in the Performance Unit Agreement

  ➢
  Free Cash Flow (FCF) — a non-GAAP metric calculated as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets

The Committee selected these measures in order to reflect a balanced perspective on performance including growth, profitability and cash management. The Committee believes these measures drive the valuation of our stock. Please see Appendix A for a detailed reconciliation of adjusted EBITDA and free cash flow to the most directly comparable GAAP financial measures.

For 2017, results for achievement of revenue, adjusted EBITDA, and FCF goals were weighted as follows in determining ICP funding, with 75% of the ICP opportunity based on our financial performance goals and 25% on established strategic objectives for each executive officer described further below:

Revenue	34%
Adjusted EBITDA	33%
Free Cash Flow	33%

Threshold Performance Requirement.    For 2017, no award was payable unless our 2017 adjusted net income exceeded $57.5 million.

Funding Formula for Financial Results.    At least 80% of targeted performance (threshold) for a metric must be achieved to generate any funding for that metric. The funding formula is set out in the table below. For performance levels between threshold and target or between target and maximum, the funding is determined by linear interpolation. Notwithstanding the actual ICP funding results, the Committee retains the discretion to decrease the actual payment for an ICP participant.

Performance Level	Less than Threshold	Threshold	Target	Maximum and Above

Performance as % of Target	< 80%	80%	100%	120%
Payout as a % of Target	0%	34%	100%	200%

The sum of the weighted results of the three financial metrics funds the ICP awards. For 2017, NEOs received 75% of the funded amount based on financial results. Awards for the remaining 25% of the funded amount were based on an evaluation of performance on strategic goals. For outstanding performance on strategic objectives, the ICP structure permits the strategic goal payment percentage of up to 200% of target.

Financial results were measured at the corporate level for NEOs except for Mr. Sando, whose financial results were equally weighted between the corporate metrics previously outlined and segment-level results for the segment he manages. Funding for his strategic objectives component was determined by corporate results alone in alignment with the other NEOs.

Determining Awards for Strategic Goal Achievement.    The Committee determined that three major areas of our business strategy should be used for ICP strategic goals: (1) growth and scale, (2) operational excellence, and (3) high performing organization. The Committee believed that these were the critical strategic initiatives for accelerating achievement of our long-strategy which are not otherwise measurable through annual financial performance metrics.

The CEO provides the Committee with his assessment of individual results on strategic goals for the other executive officers and the Committee assesses the achievement level of the CEO. Based on these assessments, the Committee determines strategic goal achievement awards for each of the NEOs.

2017 Financial Results and Funding.    As set out in the table below, 2017 corporate financial performance resulted in 122.7% of target funding.

Financial Performance Metric	Weight	Target ($000)	Actual 2017 Results ($000)	Percentage Achieved	Funding Percentage

2017 Revenue	34%	$1,895	$1,851	97.7%	92.3%
2017 Adjusted EBITDA	33%	$480	$480	100.0%	100.0%
2017 Free Cash Flow	33%	$264	$304	115.2%	176.7%

Total	100%				122.7%

Strategic Goal Results and Awards.    For Messrs. Nallathambi and Theologides, the Committee determined that their performance during their time with the Company during the year was aligned with the level of financial results achieved, and set their funding level at 122.7% of target. Their awards were then prorated for days served with the company in 2017 per the terms of their employment agreements. For Messrs. Balas, Sando, and Martell, the Committee determined that each of these executive officers demonstrated extraordinary performance with regard to achievement of strategic objectives. The Committee therefore determined that each executive officer achieved his strategic objectives at a level that exceeded the formulaic financial payout value, and set their funding level at approximately 138% of target for Mr. Martell, 137% of target for Mr. Balas, and 125% of target for Mr. Sando. The table below summarizes the target and actual incentive bonus awards for each executive officer.

	ICP Target	Financial Results		Individual Strategic Results		ICP Award
Name	($000)	% of Target	75% Weight	% of Target	25% Weight	% of Target	Award ($000)

Frank D. Martell	$906	122.7%	92.0%	183.6%	45.9%	137.9%	$1,250
James L. Balas	$383	122.7%	92.0%	180.9%	45.2%	137.3%	$525
Barry M. Sando	$550	115.4%	86.5%	154.7%	38.7%	125.2%	$690
Stergios Theologides (1)	$240	122.7%	92.0%	122.7%	30.7%	122.7%	$295
Anand Nallathambi (1)	$167	122.7%	92.0%	122.7%	30.7%	122.7%	$205

(1)
Financial goals for Mr. Sando are calculated based on a 50/50 split between corporate targets and segment revenue and adjusted EBITDA targets, together accounting for 75% of his total ICP award. Unadjusted funding results for the segment were 108% of target resulting in blended achievement level of 115.4%.

(2)
Payout levels reflect pro-rated awards based on the number of days each executive served during the performance year based on the terms of their employment agreement (61 for Mr. Nallathambi and 258 for Mr. Theologides).

Long-Term Incentives (LTI)

Our LTI program is designed to motivate and reward profitable growth and stockholder value creation through awards of performance-based and time-vested equity. The Committee believes that using performance-based and time-vesting equity vehicles reinforces both performance and retention of key executives while aligning their interests with those of our stockholders and encouraging an appropriate level of risk-taking.

Long-term incentives represent the largest component of executive officer compensation. In 2017, we granted 50% of total LTI value in PBRSUs, and 50% in RSUs.

In determining the amount of the equity compensation awarded to each executive officer, the Committee primarily considered company and individual performance. However, the Committee may also evaluate any factor it considers relevant including competencies, skills, prior experiences, scope of responsibility and accountability within the organization, and the long-term incentive awards made by Peer Group companies to similarly-situated executive officers.

LTI Targets.    The Committee established the following 2017 LTI targets for our NEOs:

		Base Salary	Target LTI
Name	Title	($000s)	% of Salary	($000s)

Frank D. Martell	President and CEO	$725	450%	$3,263
James L. Balas	Chief Financial Officer	$425	200%	$850
Barry M. Sando	Managing Director, Underwriting and Workflow Solutions	$550	200%	$1,100
Stergios Theologides (1)	Former General Counsel and Secretary	$425	200%	$850
Anand Nallathambi (1)	Former President and Chief Executive Officer	$800	535%	$4,280

(1)
Mr. Theologides forfeited the 2017 PBRSU grant upon his departure from the company in September 2017. Mr. Nallathambi's 2017 PBRSU award was prorated following his passing in March 2017.

The following chart summarizes our LTI components for 2017:

LTI VEHICLE	WEIGHT	OVERVIEW

PBRSUs	50%	3-year measurement period using adjusted EPS growth goals
Earn the greater number of shares from:

-

Annual measurement against 1-year targets and banking of earned shares

-

3-year measurement against 3-year targets

Shares earned also subject to 3-year vesting requirement

Shares earned from EPS performance subject to modification based on TSR relative to our peers for 1-year and 3-year measurement periods

RSUs	50%	Vests in equal annual installments over 3 years

PBRSUs Granted in 2017.    The 2017 PBRSUs are earned based on adjusted EPS achieved relative to annual targets for each of the three years of the performance period 2017 through 2019. Please see Appendix A for a detailed reconciliation of adjusted EPS to the most directly comparable GAAP financial measures.

Shares earned are calculated as follows below. Participants earn the greater number of PBRSUs resulting from Step 1 or Step 2 (as provided in Step 3).

Step 1: Calculate PBRSUs Earned Annually

As illustrated in the graphic below, adjusted EPS and relative TSR results determine the portion of the PBRSUs that are earned each year.

A.
For the PBRSUs granted in 2017, 30% of the PBRSUs may be earned based on 2017 performance, 50% based on 2018 performance, and 20% based on 2019 performance.

(A) PBRSUs Eligible to be Earned Based on Annual Adjusted EPS Results (% of Total PBRSUs Granted)

2017	2018	2019

30%	50%	20%

B.
The number of PBRSUs earned is based on a schedule that provides for 50% of PBRSUs to be earned for annual adjusted EPS results at 80% of target (threshold), 100% of PBRSUs to be earned for results at 100% of target (target), and 200% of PBRSUs to be earned for results at 120% of target (maximum).

(B) PBRSUs Earned Based on Adjusted EPS Results

Performance Level	Adjusted Annual EPS Results (% of Target)	Accrued PBRSUs Earned (% of Target)

Less than Threshold	< 80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum+	120%	200%

C.
The number of PBRSUs earned is then subject to modification based on our relative total stockholder return compared to our 2017 Peer Group. The TSR modifier ensures alignment of PBRSU payouts and results for stockholders.

(C) Relative TSR Modifier

PBRSUs Earned from Adj. EPS Results (B)	Annual TSR Performance (Relative to Peers)	Modifier

150% to 200% of Target	Top quartile	No modification
	Below top quartile	Earnout capped at 150% of target
50% to 150% of Target	—	No modifications
0%	Above Peer median	Earnout is 50% of target
	Below Peer median	No earnout

D.
PBRSUs earned each year are accrued until the end of the three-year performance period.

Step 2: Calculate PBRSUs Earned at End of 3-Year Performance Period

Calculations of PBRSUs earned at the end of the 3-year performance period use the same schedules as for annual calculations:

  •
  Adjusted EPS earnout schedule (calculation B above) measured using cumulative EPS over 3 years relative to the 3-year EPS target

  •
  Relative TSR modifier schedule (calculation C above) measured over 3 years

Step 3: PBRSUs earned equals the greater of cumulative PBRSUs earned in the 3 annual calculations during the grant cycle (from Step 1) or the 3-year calculation (from Step 2)

We achieved strong target financial and operating results in 2017, as evidenced by adjusted EPS at target performance levels. As performance did not trigger a payout above 150%, the TSR modifier was not applied.

PBRSUs Earned for 2017 Performance	% of Award Subject to Crediting in 2017	Adjusted EPS Target	Adjusted EPS Results	Adjusted EPS Performance	% of Award Credited for Adjusted EPS Results	% of Award Credited Adjusted for TSR Modifier

2017	30%	$2.35	$2.37	102.3%	30.64%	30.64%

Restricted Stock Units Granted in 2017.    Vesting of RSUs granted in 2017 was subject to the achievement of $57.5 million in adjusted net income for 2017. Adjusted net income results exceeded this threshold. For 2018 RSU awards the performance threshold was increased to $62.5 million in adjusted net income.

RSUs vest in three equal installments on the first, second, and third anniversaries of the grant date. These awards encourage executive officer retention and align the interests of executive officers with those of stockholders.

2017 LTI Awards.    2017 long-term incentive awards were made at targeted grant value for each of the NEOs. 2017 grant awards are presented in the table below (with award amounts rounded to the nearest hundred).

	2017 Grant Values
Named Executive Officer	RSUs	PBRSUs (1)

Frank D. Martell	$1,631,250	$1,631,250
James L. Balas	$425,000	$425,000
Barry M. Sando	$550,000	$550,000
Stergios Theologides	$425,000	$425,000
Anand Nallathambi	$2,140,000	$2,140,000

(1)
PBRSU amount shown at target performance level. Based on 2017 performance, the portion of the PBRSUs tied to 2017 performance will be eligible to vest contingent upon continued employment through December 31, 2019. Mr. Theologides forfeited his 2017 PBRSU grants upon his departure from the Company in September 2017. Mr. Nallathambi will be entitled to a pro rata portion of the 2017 PBRSU awards following his passing in March 2017.

PBRSUs Settled After 2017.    PBRSUs granted in 2015 were paid out after the end of the 2015-2017 performance period. The calculation of the payout is presented in the table below. Three-year adjusted EPS resulted in maximum payouts on both an annual and 3-year calculation basis. However, relative TSR results were below the top quartile for both calculation methods, so payouts were capped at 150% of target.

2015-2017 PBRSU Performance Period	% of Award Subject to Crediting for Annual Performance	Adjusted EPS Target	Adjusted EPS Results	% of Adjusted EPS Target Achieved	Adjusted EPS Performance	% of Award Subject to Credited for Adjusted EPS Results	% Vesting- Adjusted for TSR Modifier

2015	30%	$1.45	$1.90	131%	200%	60%	45%

2016	60%	$1.54	$2.42	157%	200%	120%	90%

2017	10%	$1.63	$2.37	145%	200%	20%	15%

Total of 3 1-Year Results	100%						150%

3- Year Results	100%	$4.62	6.68	145%		200%	150%

The number of shares earned from the 2015 PBRSU award is presented in the table below.

	2015 PBRSU Grant (2017 Vesting)
Name	Target	Earned

Frank D. Martell	24,210	36,315
James L. Balas	3,873	5,809
Barry M. Sando	16,388	24,582
Stergios Theologides (1)	9,497	—
Anand Nallathambi	55,125	59,718

(1)
Mr. Theologides forfeited his 2015 PBRSU grants upon his departure from the Company in September 2017. Mr. Nallathambi's 2015 award was prorated following his passing in March 2017.

Timing of Equity Awards.    After Committee approval, we generally issue annual equity awards to executive officers on the second day on which the NYSE is open for trading following the filing of our Annual Report on Form 10-K, using the last sale price reported for a share of our common stock on the NYSE on that date. Grants to new hires or other grants outside the annual grant cycle follow the same methodology, except that awards are generally issued on the 20th day (or the next succeeding business day if the market is closed on the 20th day) of the third month of the calendar quarter that follows the date on which the Committee approved the awards.

Retirement and Employee Benefit Plans

Executive officers are entitled to the same benefits generally available to all full-time employees (subject to fulfilling any minimum service requirement) including the 401(k) plan, healthcare, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits provide a valuable recruiting and retention mechanism for our executive officers and enable us to compete more successfully for qualified executive talent.

Executive Supplemental Benefit Plan and the Pension Restoration Plan.    Two of our executive officers — Messrs. Nallathambi and Sando — became participants in our Executive Supplemental Benefit Plan (the "Executive Supplemental Benefit Plan") prior to its closure to new participants in 2010. On November 18, 2010, we amended the Executive Supplemental Benefit Plan to freeze benefits effective as of December 31, 2010. As a result, compensation earned after 2010 is not taken into account in determining covered compensation and final average compensation; service after 2010 is not recognized, except for vesting purposes. Mr. Sando is also a participant in the Pension Restoration Plan, which is limited to individuals who became participants before 1995. Explanation of these plans can be found in the Pension Benefits table below.

Deferred Compensation Plan.    The Deferred Compensation Plan is a non-qualified retirement plan that allows eligible participants to defer up to 80% of their salary and annual incentive bonus. Participation is limited to executive officers and certain other key employees. In 2010, we amended the Deferred Compensation Plan to provide additional Company contributions in the form of 401(k) restoration contributions and discretionary retirement savings contributions to a limited number of executive officers who were not eligible to participate in the Executive Supplemental Benefit Plan.

Other Benefits.    We also maintain an executive life insurance program for executive officers and other key employees. This program provides the participant with up to two times their annualized base salary (up to a maximum of $1 million) in group universal life insurance.

Further details regarding perquisites are found in the 2017 Summary Compensation Table and accompanying footnotes.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our Board. The Committee reviews and approves executive officer base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of executive officer compensation, in part by reviewing compensation data from comparable companies and from relevant other industry sources.

Decisions regarding compensation of the CEO are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other executive officers are made by the Committee after considering recommendations from the CEO as appropriate, as well as input from the Committee's independent compensation consultant. Our CEO and, as appropriate, Chief Legal Officer, Chief Financial Officer and Chief People Officer, may attend the portion of the Committee's meetings where individual executive officer performance is discussed. Only Committee members may vote on executive officer compensation decisions.

The Committee regularly meets in executive session with its independent compensation consultant.

Role of Independent Compensation Consultant

The Committee retained Pay Governance LLC as its independent compensation consultant to advise on the executive officer compensation for 2017. The consultant generally advises the Committee on all aspects of the executive compensation program design and governance process. During 2017, as part of its engagement with the Committee, the independent compensation consultant:

  ➢
  advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

  ➢
  provided guidance on industry best practices and emerging trends and developments in executive officer compensation;

  ➢
  analyzed survey data; and

  ➢
  advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with Company management on behalf of the Committee. Pay Governance performed no services for the Company, and the Committee does not believe the independent compensation consultants' work has raised any conflict of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultants.

Adjustment or Recovery of Awards (Claw-backs)

The Company maintains a recoupment policy that enables recovery of performance-based compensation to the extent that it is later determined that applicable performance goals were not actually achieved taking into account a financial restatement or ethical misconduct. We also added claw-backs in termination agreements for all executive officers. This policy applies to all performance-based incentive plans including but not limited to the annual incentive cash bonus and performance-based equity awards described above.

Anti-Hedging and Pledging Policy

The Company maintains a policy that prohibits executive officer transactions in put options, call options or other derivative securities, on an exchange or in any other organized market as well as holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Executive Stock Ownership Guidelines and Retention Requirements

We require our executive officers to own a fixed amount of our stock. The rigorous guidelines are based on a multiple of base salary as outlined below:

Position	Ownership Guidelines
Chief Executive Officer	6x base salary

Chief Financial Officer	3x base salary

Managing Directors	3x base salary

Other Executive Officers	1x base salary

Covered officers have five years from their date of hire or promotion to the covered position to reach the ownership requirement. All Company securities owned outright or earned and subject only to time-based vesting restrictions count toward the requirement; stock options do not count toward the ownership requirement. Furthermore, we have adopted a share retention requirement which provides that all covered executives must hold at least 50% of net (after tax) shares until the stock ownership guidelines described above are achieved. All NEOs have met their ownership requirements.

Minimum Share Ownership Requirement
(As multiple of base salary)

Employment Agreements and Severance Arrangements

Each currently employed executive officer is party to an employment agreement with us. The Committee believes that offering employment agreements to key executive officers is consistent with peer practices and serves as an effective retention tool. Each agreement is individually negotiated and terms may vary. For additional information regarding the terms of the employment agreements, including severance arrangements that we have entered into with our executive officers and the severance benefits actually paid to Mr. Theologides, see "Employment Agreements" below.

Change in Control Agreements

All equity awards are currently granted under the 2011 Performance Incentive Plan (the "2011 Plan"), as amended. However, at the annual meeting, stockholders will be asked to approve the new 2018 Performance Incentive Plan (the "2018 Plan"). If the 2018 Plan is approved by stockholders, future equity awards will be granted under the 2018 Plan. The 2011 Plan and 2018 Plan do not include an automatic "single trigger" change in control vesting provision. Instead, both plans include a change in control provision where automatic accelerated vesting of an award in connection with a change in control will only occur if an acquirer or successor to us fails to assume or continue the awards or the awards otherwise do not survive the transaction. Additionally, award agreements include "double-trigger" severance protections, and provide for accelerated vesting of awards that remain outstanding following a change in control transaction in the event of a termination without cause following a change in control.

The Deferred Compensation Plan generally provides for accelerated vesting of awards or benefits, as the case may be, in the event of a change in control of the Company. In addition, the Executive Supplemental Benefit Plan provides that when a participant incurs an involuntary separation from service without good cause subsequent to a change in control, payment of benefits will commence in the same manner and in the same amount as if the participant had attained his or her normal retirement age on the date of termination.

In addition to the plan and award agreement provisions described above, we have entered into a change in control agreement (a "Change in Control Agreement") with each of our executive officers who remain employed. Under the Change in Control Agreement, a "change in control" means the consummation of any one of the following:

  •
  a merger or consolidation of the Company in which our stockholders end up owning less than 50% of the voting securities of the surviving entity;

  •
  the sale, transfer or other disposition of all or substantially all of our assets or the complete liquidation or dissolution of the Company;

  •
  a change in the composition of our Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

  •
  the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 30% of our voting securities.

If the termination of a covered executive officer's employment occurs without cause or if the executive officer terminates his employment for good reason within the twenty-four-month period following a change in control, we will pay the following benefits in one lump sum in the month following the month in which the date of the termination occurs:

  •
  the executive officer's base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

  •
  between two and three times the executive officer's target annual cash bonus amount established for the fiscal year in which the termination occurs; and

  •
  between two and three times the executive officer's annual base salary in effect immediately prior to the date of termination.

Furthermore, under the Change in Control Agreement, for a period ranging from twenty-four to thirty-six months and subject to the covered executive officer's continued payment of the same percentage of the applicable premiums as the executive officer was paying immediately prior to the date of termination or, if more favorable to the executive officer, at the time at which the change in control occurred, we will provide medical and dental coverage pursuant to COBRA for the executive officer (and if applicable, the executive officer's dependents). To the extent that the executive officer cannot participate in the plans previously available, we will provide such benefits on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

The Change in Control Agreement provides that if any excise tax imposed by Section 4999 of the Code (or any similar tax), applies to the payments, benefits or other amounts payable under the agreement or otherwise, including without limitation, any acceleration of the vesting of outstanding stock options, restricted stock or performance shares (collectively, the "Total Payments"), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be $1.00 less than the amount which would cause the Total Payments to be subject to the excise tax; provided that such reduction to the Total Payments will be made only if the after-tax benefit to the executive officer is greater after giving effect to such reduction than if no such reduction had been made. This type of provision is often referred to as a "modified cut-back," and is included because the Change in Control Agreement does not provide for any type of "gross up" or similar benefit.

The Change in Control Agreement had an initial term through December 31, 2011 and is automatically extended for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term for an additional year. All agreements with current executive officers have since been extended through December 31, 2018. For a description of the calculations and further explanation of the payments due to the executive officers upon termination of employment and/or a change in control, see Potential Payments upon Termination or Change in Control tables below.

Impact of Tax and Accounting

As a general matter, the Committee takes into account the various tax and accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options, RSUs and PBRSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is generally equal to the fair value of the stock on the date of grant times the number of shares granted. This expense is amortized over the requisite service period. With respect to stock options, we calculate the fair value of the option and take that value into account as an expense over the vesting period, after adjusting for possible forfeitures. For PBRSUs, we calculate the fair value of the award upon grant, and adjust the value to be expensed on a quarterly basis over the performance period based on expected award payouts, after adjusting for possible forfeitures.

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Committee under a plan approved by the Company's stockholders, as well as amounts payable to former executive officers pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Committee noted this deductibility limitation. However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on its review and discussions, the Compensation Committee has recommended to the Board that the CD&A be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and in the Company's proxy statement for its 2018 Annual Meeting of stockholders.

Members of the Compensation Committee
J. David Chatham, Chair Paul F. Folino Thomas C. O'Brien Jaynie Miller Studenmund

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Chatham (Chair), Folino, O'Brien and Ms. Studenmund served on the Compensation Committee during 2017. No person who served as a member of the Compensation Committee during 2017 was or is an officer or employee of the Company. No executive officer of the Company serves or served as a director or member of the compensation committee of another company who employed or employs any member of the Company's Compensation Committee or the Board.

EXECUTIVE COMPENSATION TABLES

2017 Summary Compensation Table

The following table sets forth certain information concerning compensation of each named executive officer who served as such during the fiscal years ended December 31, 2017, 2016 and 2015, other than for Mr. Balas, for whom compensation information is provided only for the fiscal years ended December 31, 2017 and 2016, the years in which he was a named executive officer. The positions listed below are as of December 31, 2017.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

		(4)	(5)	(6)	(7)	(8)	(9)
		($)	($)	($)	($)	($)	($)

Frank D. Martell	2017	710,577	3,262,445	—	1,250,000	—	61,177	5,284,199

President and Chief	2016	650,000	2,274,943	—	1,129,400	—	61,490	4,115,833

Executive Officer (1)	2015	650,000	1,624,975	—	1,200,400	—	74,139	3,549,514

James Balas	2017	425,000	849,992	—	525,000	—	31,411	1,831,403

Chief Financial Officer (2)	2016	396,538	637,935	—	531,700	—	24,714	1,590,887

Barry M. Sando	2017	550,000	1,099,985		690,000	634,144	52,523	3,026,652

Managing Director,	2016	550,000	1,099,981	—	740,000	378,594	51,503	2,820,078

Underwriting & Workflow Solutions	2015	540,192	1,099,963	—	730,000	—	63,949	2,434,104

Anand Nallathambi	2017	153,846	4,279,979	—	205,078	—	48,734	4,687,637

Former President and Chief	2016	800,000	4,279,940	—	1,390,030	386,990	78,609	6,935,569

Executive Officer	2015	800,000	3,699,990	—	1,477,400	—	89,197	6,066,587

Stergios Theologides	2017	320,385	849,992	—	294,905	—	790,951	2,256,233

Former General Counsel &	2016	425,000	849,950	—	450,000	—	115,500	1,840,450

Secretary (3)	2015	410,000	637,439	—	502,400	—	125,511	1,675,350

(1)
Effective March 6, 2017, the Board appointed Mr. Martell to the position of President and Chief Executive Officer and principal executive officer following the passing of Mr. Nallathambi on March 2, 2017.

(2)
James Balas was appointed Chief Financial Officer on April 8, 2016.

(3)
Mr. Theologides left the Company effective September 15, 2017.

(4)
Amounts include any amounts electively deferred by the NEO under the Company's Deferred Compensation Plan.

(5)
For 2017, reflects the aggregate grant date fair value of stock awards, consisting of RSUs and PBRSUs, computed in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718, Compensation-Stock Compensation. We valued the RSUs as of the grant date by multiplying the closing price of our common stock on that date by the number of RSUs awarded. We valued the PBRSUs as of the grant date by multiplying the closing price of our common stock on that date by the target number of PBRSUs that will vest upon achievement of the target performance. The RSUs were granted and vest contingent upon the satisfaction of certain performance criteria through December 31, 2017, which criteria were satisfied, and thereafter vest based on continued employment through December 31, 2019. The PBRSUs were granted and vest contingent upon satisfaction of certain performance criteria and continued employment through December 31, 2019. If the highest performance target is met or exceeded, the value of the awards at grant date would be as follows: Mr. Nallathambi — $6,419,969; Mr. Martell — $4,893,667; Mr, Balas — $1,274,988; Mr. Sando — $1,649,977; and Mr. Theologides — $1,274,988.

(6)
The Company did not grant stock options in 2015, 2016 or 2017.

(7)
For 2017, represents the annual incentive bonus that was paid to each NEO, and includes any amounts electively deferred by the NEO under the Company's Deferred Compensation Plan.

(8)
For 2017, represents the change in the present value of the life annuity from the end of fiscal year 2016 to the end of fiscal year 2017 for the Executive Supplemental Benefit Plan and the Pension Restoration Plan with respect to Mr. Sando only. The amounts in this column do not include earnings under the Company's deferred compensation plan as such earnings were neither above-market nor preferential. See the Pension Benefits table below under "Pension Benefits for 2017" for assumptions used in calculating these amounts.

(9)
Amounts included in all other compensation consist of the amounts shown in the table below paid by the Company for each NEO.

Named Executive Officer	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	Amounts Deferred under the Deferred Compensation Plan ($)	Health Savings Account ($)	Cash Severance Payment and COBRA Reimbursement ($)	Total ($)

Frank Martell	4,878	8,100	47,099	1,100	—	61,177

James Balas	1,620	8,100	20,591	1,100	—	31,411

Barry M. Sando	12,723	8,100	30,600	1,100	—	52,523

Anand Nallathambi	1,318	8,100	38,216	1,100	—	48,734

Stergios Theologides	1,901	—	—	1,100	787,950	790,951

Grants of Plan-Based Awards for 2017

The following table sets forth information concerning awards made to each of the NEOs under the 2011 Plan during 2017.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (2)

Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock & Option Awards (3) ($)

Frank D. Martell

Annual Bonus — Performance Units	3/14/2017	3/14/2017	308,125	906,250	1,812,500

RSUs	2/22/2017	2/28/2017					29,025		1,137,490

PBRSUs	2/22/2017	2/28/2017				14,512	29,025	58,050	1,137,490

RSUs	3/14/2017	3/14/2017					12,396		493,733

PBRSUs	3/14/2017	3/14/2017				6,198	12,396	24,792	493,733

James Balas

Annual Bonus — Performance Units	2/22/2017	2/22/2017	130,050	382,500	765,000

RSUs	2/22/2017	2/28/2017					10,845		425,016

PBRSUs	2/22/2017	2/28/2017				5,422	10,844	21,688	424,976

Barry M. Sando

Annual Bonus — Performance Units	2/22/2017	2/22/2017	187,000	550,000	1,100,000

RSUs	2/22/2017	2/28/2017					14,034		549,992

PBRSUs	2/22/2017	2/28/2017				7,017	14,034	28,068	549,992

Anand Nallathambi

Annual Bonus — Performance Units	2/22/2017	2/22/2017	340,000	1,000,000	2,000,000

RSUs	2/22/2017	2/28/2017					54,606		2,140,009

PBRSUs	2/22/2017	2/28/2017				27,302	54,605	109,210	2,139,970

Stergios Theologides

Annual Bonus — Performance Units	2/22/2017	2/22/2017	115,600	340,000	680,000

RSUs	2/22/2017	2/28/2017					10,845		425,016

PBRSUs	2/22/2017	2/28/2017				5,422	10,844	21,688	424,976

(1)
Amounts reflect each NEO's maximum annual incentive bonus opportunity for 2017, while the actual incentive bonus earned by each NEO is reported in the 2017 Summary Compensation Table above. NEOs can earn less than maximum, but not amounts greater than maximum. At threshold, a NEO would receive 17% of the maximum award amount and at target the NEO would receive 50% of the maximum award amount. Please see Compensation Discussion and Analysis — Annual Incentive Bonus above for a discussion of the material terms of our 2017 incentive bonus program.

(2)
Equity Awards in 2017 consisted of RSUs and PBRSUs granted as part of the 2017 long-term incentive compensation program. The RSUs are tied to achievement of at least $57.5 million in 2017 adjusted net income. For the RSUs, if as was the case, the adjusted net income performance target is met, the shares vest in three equal installments on the first three anniversaries of the grant date. In the case of the PBRSUs, 100% of each award is tied to achievement of certain adjusted earnings-per-share targets over a three-year performance period consisting of the 2017-2019 fiscal years, subject to modification based on our relative total stockholder return achieved during the performance period. The PBRSUs that were earned in 2017 based on 2017 adjusted EPS performance and relative total stockholder return will vest and be payable to the NEOs subject to their continued employment through December 31, 2019. Please see Compensation Discussion and Analysis — Long-Term Incentives above for a discussion of the material terms of our 2017 awards of RSUs and PBRSUs.

(3)
These amounts represent the aggregate grant date fair value of each award determined pursuant to Financial Accounting Standards Board's Accounting Standards Codification Topic 718, Compensation-Stock Compensation. For the assumptions and methodologies used to value these awards, see footnote (5) to the 2017 Summary Compensation Table above.

Employment Agreements

Effective March 6, 2017, we entered into a new employment agreement with Frank Martell, which superseded the prior agreement and amendments thereto. On April 8, 2016, we entered into an employment agreement with Mr. Balas. In May 2011, we entered into employment agreements with Anand Nallathambi, Barry M. Sando and Stergios Theologides, and effective June 16, 2014 and October 6, 2014, we amended the employment agreement with Mr. Sando. On March 2, 2017, Mr. Nallathambi passed away, which resulted in the termination of his employment agreement. On September 15, 2017, Mr. Theologides' employment terminated, which resulted in the termination of his employment agreement. The material terms of the employment agreements, which are substantially similar in form, are as follows:

  •
  Term:  One-year term through December 31 of each calendar year, with automatic renewal for an additional year unless either party provides 60 days prior written notice before the expiration of the current term. Neither party to the NEO employment agreements provided such notice in 2017, and accordingly the term of each automatically extended through December 31, 2018.

  •
  Pay:  Sets initial base salary at current salary at the time the agreement was entered into or amended and provides that base salary will be reviewed annually and may be increased (but not decreased) during the term at our discretion.

  •
  Severance:  Provides for severance pay if the NEO is terminated without "cause" as defined in the employment agreement. The severance amount is a multiple of base pay and target annual bonus. For Messrs. Martell and Sando, the multiple is two and COBRA reimbursement is provided for 24 months. For Mr. Balas the multiple is one and COBRA reimbursement is provided for 12 months. The NEOs are also entitled to receive payment of a pro-rata portion of any annual bonus actually earned based on performance that they would have otherwise received had their employment not terminated.

  •
  Severance Payment Timing:  Severance will be paid in installments as follows:

  •
  Messrs. Martell and Sando — First payment is made in the seventh month after separation of employment and is 7/24th of the total severance and equal installments thereafter for the remainder;

  •
  Mr. Balas — First payment is made in the seventh month after separation of employment and is 7/12th of the total severance and equal installments thereafter for the remainder.

  •
  Release of Liability:  The employment agreement requires the NEO to sign a release in exchange for severance. Moreover, the NEOs are covered by restrictive covenants such as indefinite confidentiality, cooperation in litigation and non-competition.

  •
  Claw-backs:  The employment agreement provides that the agreement is subject to "claw-back" under applicable law or under our claw-back policy in effect from time to time. We adopted such a recoupment or "claw-back" policy in March 2012 as further described in the Compensation Discussion and Analysis — Adjustment or Recovery of Awards (Claw-backs).

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table shows outstanding equity awards held by our NEOs as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Frank D. Martell	116,298		11.35	8/29/2021
	63,870		15.50	3/1/2022
	38,150		25.95	2/26/2023
	20,313		32.49	3/2/2024
					8,070	(3)	372,915
					36,315	(4)	1,678,116
					21,704	(5)	1,002,942
					33,040	(6)	1,526,778
					41,421	(7)	1,914,064
					12,955	(8)	598,651
								6,511	(9)	300,873
								28,994	(10)	1,339,813

James Balas	7,732		11.38	9/27/2021
	8,709		15.50	3/1/2022
	7,803		25.95	2/26/2023
	3,693		32.49	3/2/2024
					1,291	(3)	59,657
					5,809	(4)	268,434
					6,086	(5)	281,234
					9,265	(6)	428,136
					10,845	(7)	501,147
					3,391	(8)	156,698
								1,825	(9)	84,333
								7,590	(10)	350,734

Barry M. Sando	17,401		17.24	3/15/2021
	22,532		15.50	3/1/2022
	26,011		25.95	2/26/2023
	18,467		32.49	3/2/2024
					5,463	(3)	252,445
					24,582	(4)	1,135,934
					10,494	(5)	484,928
					15,975	(6)	738,205
					14,034	(7)	648,511
					4,389	(8)	202,816
								3,148	(9)	145,469
								9,823	(10)	453,921

Anand Nallathambi	227,878		18.76	5/31/2020
	62,645		17.24	3/15/2021
	104,516		15.50	3/1/2022
	119,653		25.95	2/26/2023
	68,328		32.49	3/2/2024
					59,718	(4)	2,759,569
					24,173	(6)	1,117,034
					948	(8)	34,915
								4,763	(9)	220,098
								2,123	(10)	98,104

Stergios Theologides					3,166	(3)	146,301
					8,109	(5)	374,717
					10,845	(7)	501,147

(1)
The stock options disclosed in this table have a ten-year term. As of December 31, 2017, all stock options were fully vested.

(2)
Represents the value of unvested RSUs based on closing stock price on December 29, 2017 of $46.21.

(3)
These RSUs represent the unvested portion of RSUs that were granted to the NEOs on March 2, 2015 which were subject to (i) the achievement of adjusted net income of $50 million for 2014 and (ii) time vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We achieved the $50 million performance measure for 2015.

(4)
These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on March 2, 2015 and vest based upon our achievement of certain performance measures and continued employment through December 31, 2017. The amount set forth in this column represents the aggregate number of units that were distributed based on our achievements of adjusted EPS and relative Total Shareholder Return goals over the three-year performance period (2015, 2016, 2017).

(5)
These RSUs represent the unvested portion of RSUs that were granted to the NEOs on March 1, 2016 which were subject to (i) the achievement of adjusted net income of $55 million for 2016 and (ii) time vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We achieved the $55 million performance measure for 2016.

(6)
These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on March 1, 2016 and vest based upon our achievement of certain performance measures and continued employment through December 31, 2018. The amount set forth in this column represents the actual number of units that are subject to the one-year time vesting requirement based on our achievement of adjusted EPS in 2016 and 2017.

(7)
These RSUs represent the unvested portion of RSUs that were granted to the NEOs on February 28, 2017 and, for Mr. Martell, also on March 14, 2017, which were subject to (i) the achievement of adjusted net income of $57.5 million for 2017 and (ii) time vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We achieved the $57.5 million performance measure for 2017.

(8)
These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on February 28, 2017 and, for Mr. Martell, also on March 14, 2017, and vest based upon our achievement of certain performance measures and continued employment through December 31, 2019. The amount set forth in this column represents the actual number of units that are subject to the two-year time vesting requirement based on our achievement of adjusted EPS in 2017.

(9)
These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on March 1, 2016 that remain subject to our achievement of certain performance measures. The amount set forth in this column represents the estimated future payout of PBRSUs assuming the target performance goals have been achieved. The PBRSUs vest based on the degree of achievement of certain adjusted EPS goals over a three-year performance period (2016, 2017 and 2018). See Compensation Discussion and Analysis — Long-Term Incentives above for detailed discussion.

(10)
These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on February 28, 2017 and, for Mr. Martell, also on March 14, 2017, that remain subject to our achievement of certain performance measures. The amount set forth in this column represents the estimated future payout of PBRSUs assuming the target performance goals have been achieved. The PBRSUs vest based on the degree of achievement of certain adjusted EPS goals over a three-year performance period (2017, 2018 and 2019). See Compensation Discussion and Analysis — Long-Term Incentives above for detailed discussion.

Option Exercises and Stock Vested for 2017

The following table sets forth information concerning value realized by each of the NEOs upon exercise of stock options and vesting of other stock awards during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)(3)

Frank D. Martell	—	—	23,169	1,698,141
James Balas	—	—	4,257	343,496
Barry M. Sando			19,151	1,290,566
Anand Nallathambi	152,295	2,084,411	174,963	9,193,563
Stergios Theologides	108,078	2,720,275	9,254	739,810

(1)
Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the NEO.

(2)
Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the NEO.

(3)
Amounts included for Mr. Nallathambi reflect the automatic vesting of certain restricted stock units upon his death.

Pension Benefits for 2017

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age (or, for Mr. Nallathambi, payable upon his death) to each of the NEOs who participate in a pension plan, computed as of December 31, 2017. The amounts disclosed are based upon benefits provided to the NEOs under our Pension Restoration Plan and our Executive Supplemental Benefit Plan. Benefit accruals were frozen under the Pension Restoration Plan as of April 30, 2008 and the Executive Supplemental Benefit Plan was frozen effective December 31, 2010. We previously maintained a pension plan, which was assumed by First American Financial Corporation ("FAFC") in connection with spinning off our financial services businesses now known as FAFC on June 1, 2010 (the "Separation"). Messrs. Balas, Martell and Theologides were not eligible to participate in the Pension Restoration Plan or the Executive Supplemental Benefit Plan and therefore they are not included in the following table.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefits (2) ($)	Payments During Last Fiscal Year (3) ($)

Anand Nallathambi	Executive Supplemental Benefit Plan	25	2,428,984	127,846
Barry M. Sando	Executive Supplemental Benefit Plan	26	5,807,220	—
Barry M. Sando	Pension Restoration Plan	25	130,243	—

(1)
Credited years of service for the Pension Restoration Plan and the Executive Supplemental Benefit Plan is the time between the participant's deemed participation date under the plan and December 31, 2017.

(2)
The Pension Restoration Plan benefits generally accrue from the date of employment through the normal retirement age (as discussed below). The following assumptions were used for calculating present values: interest rate of 3.588%, post-retirement mortality per RP-2014 Table for Healthy Annuitants with mortality projection starting in 2006 using Fully Generational Scale MP-2017, and benefit is payable as a single life annuity.

Executive Supplemental Benefit Plan eligibility requires 10 years of service and 5 years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. For Mr. Sando, the following assumptions were used for calculating present value: interest rate of 3.500% post-retirement mortality per RP-2014 Healthy Annuitants table without collar or amount adjustments, adjusted to remove post 2007 improvement projections, with generational projection via Scale MP-2014, modified to use a 10-year convergence period to a long-term improvement rate of 1.0% by 2017, and benefit is payable as a 50% joint and survivor annuity. For Mr. Nallathambi, the amount represents the pre-retirement death benefit in the form of a single life annuity payable to his beneficiary calculated at the time of his death using interest rate of 4.66% and UP-84 Mortality Table.

(3)
Mr. Nallathambi passed away on March 2, 2017. The amount represents payments during 2017 to his beneficiary.

Pension Restoration Plan

During 1996, we adopted the Pension Restoration Plan. This plan is an unfunded, non-qualified plan designed to make up for the benefit accruals that were limited under our tax-qualified pension plan based on compensation in excess of the amount of compensation that may be considered under federal tax law limits for qualified plans. However, in order to limit its expense, the Pension Restoration Plan does not make up for benefit accruals on compensation exceeding $275,000. The Pension Restoration Plan also makes up for benefits that could not be paid from a qualified plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under the Pension Restoration Plan generally occurs upon employment through "normal retirement age." "Normal retirement age" is defined as the later of the employee's attainment of age 65 or three years of service with us. The Pension Restoration Plan was effective as of January 1, 1994, but only covers selected employees who were participants in the tax-qualified pension plan formerly sponsored by us which was assumed by FAFC in connection with the

Separation. The Pension Restoration Plan excludes pay earned after December 31, 2001. The Pension Restoration Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Effective January 1, 2009, to comply with Section 409A of the Code, payment of benefits under the Pension Restoration Plan commences the first of the month following a participant's separation from service or six months following a participant's separation from service if he is considered a specified employee. Also, benefit options under the Pension Restoration Plan include various actuarial equivalent annuity options. A participant with at least three years of service with us may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits. Benefits are reduced 1/180th for each of the first 60 months and by 1/360th for each of any additional months by which the benefit commencement date precedes the participant's normal retirement date. Mr. Sando is the only NEO who participates in the Pension Restoration Plan, and he was eligible for early retirement but not normal retirement at December 31, 2017.

On June 1, 2010, in connection with spinning off the businesses now known as FAFC, the sponsorship of a portion of the Pension Restoration Plan and the liabilities under the plan were transferred to FAFC with respect to the accrued benefits for employees and former employees who were transferred to FAFC. We remain responsible for liabilities under the Pension Restoration Plan relating to the accrued benefits of employees who were not transferred to FAFC, which are now payable pursuant to the terms of the CoreLogic, Inc. Pension Restoration Plan, the successor plan to the original Pension Restoration Plan. The new plan is intended to govern the benefits payable to participants under the plan as of June 1, 2010 and is not intended to grant additional benefits to the participants in excess of their benefits accrued under the original Pension Restoration Plan.

Executive Supplemental Benefit Plan

The Executive Supplemental Benefit Plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. The plan was originally adopted in 1985 and has been amended a number of times since then. Under the plan, as originally adopted, upon retirement at normal retirement date (the later of age 65 or completion of 10 years of service) the participant received a joint life and 50% survivor annuity benefit equal to 35% of "final average compensation." "Final average compensation" was determined for those three calendar years out of the last 10 years of employment preceding retirement in which final average compensation is the highest. Final average compensation includes base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as annual incentive bonus RSUs).

Under the original plan, the benefit was reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan took into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of us or one of our subsidiaries for at least 10 years and covered by the plan for at least five years. A pre-retirement death benefit is provided consisting of 10 annual payments, each of which equals 50% of final average compensation. Subject to applicable legal rules, the Board can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. In the event of a "change in control" (as defined in the plan) of us, a participant who retires after the change in control shall receive the same benefits as if he were retiring upon the attainment of normal retirement date.

The Executive Supplemental Benefit Plan was amended in September 2005 to provide that participants who thereafter engage in competition with us, either during their employment with or following their departure, forfeit their right to receive any vested benefits under the plan. Competition includes the misappropriation, sale, use or disclosure of our trade secrets, confidential or proprietary information and solicitation of our customers.

To reduce the costs of the plan to us, the plan was further amended in October 2007. Among other changes, this amendment (i) reduced the normal retirement date to the latest of age 62, the date on which the participant completes 10 years of service with us and the date on which the participant was covered, in combination, by the plan or FAC Management Supplemental Benefit Plan for five years; (ii) changed the period over which "final average compensation" is determined to the five calendar years preceding retirement; (iii) reduced the maximum benefit payable to a joint life and 50% survivor annuity benefit equal to 30% of final average compensation; (iv) eliminated any increased benefit for postponed retirement beyond the normal retirement date; and (v) provided for accelerated vesting only upon a change in control that is not approved by our incumbent Board. The benefit is reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. Participants who were vested as of the effective date of the amendment, November 1, 2007, are entitled to receive the higher of the benefit as calculated under the amended plan and the benefit to which the participant would have been entitled had he retired on October 31, 2007.

In connection with the Separation, we transferred sponsorship and administration of a portion of the Executive Supplemental Benefit Plan to FAFC. As part of this transfer, FAFC assumed the liabilities under the portion of the plan covering employees and former employees who were transferred to FAFC. Following the Separation, we remained responsible for the liabilities under the portion of the Executive Supplemental Benefit Plan relating to our employees and former employees who were not transferred to FAFC. We maintain the CoreLogic, Inc. Executive Supplemental Benefit Plan as the successor to the original Executive Supplemental Benefit Plan in satisfaction of its liabilities to such employees who were participants and accrued benefits under the Executive Supplemental Benefit Plan, but were not transferred to FAFC. The CoreLogic, Inc. Executive Supplemental Benefit Plan is intended to provide future benefits for our employees on and after June 1, 2010 and is intended to govern the benefits payable to such employees both before and after June 1, 2010.

Effective December 31, 2010, the CoreLogic, Inc. Executive Supplemental Benefit Plan was frozen and amended to, among other things: (i) close the plan to new participants; (ii) freeze the average pay calculation as of December 31, 2010 (compensation after December 31, 2010 will not be taken into consideration in calculating benefits); (iii) amend the amount and form of the pre-retirement death benefit to provide for payment to a participant's designated beneficiary in an amount equal to the survivor portion of a 50% joint and survivor annuity for the life of the beneficiary, or if the participant's beneficiary is someone other than the participant's spouse or domestic partner, for a maximum of twenty years; and (iv) apply a proration factor to the benefit amount payable, the numerator of which is a participant's service at December 31, 2010 and the denominator of which is the participant's service that would have accrued as of his or her early retirement date if the participant was not early retirement eligible as of December 31, 2010.

In addition to the amendments described above, the change of control provisions were amended to provide that participants will become 100% vested in all plan benefits upon an involuntary separation from service without good cause following a change of control. Prior to the amendment, participants became 100% vested in all plan benefits upon a change of control, regardless of whether they incurred a separation of service for any reason. Furthermore, the retirement income benefit provided to participants and commencing upon a separation from service following a change of control on the same basis as though they had attained normal retirement age is limited to participants who experience an involuntary separation from service without good cause following a change of control.

As of December 31, 2017, there remained three active employees, including Mr. Sando, who participate in the plan. Upon Mr. Nallathambi's death, benefits under the Plan were payable to his beneficiary. The plan is closed to new participants. As of December 31, 2017, Mr. Sando was eligible for early retirement but not normal retirement. The plan is unfunded and unsecured. We have previously purchased insurance, of which we are the owner and beneficiary, on the lives of certain plan participants. This insurance is designed to offset, over the life of the plan, a portion of our costs incurred with respect to the plan.

Nonqualified Deferred Compensation for 2017

As reflected in the following table, certain of our executive officers have elected to participate in our Deferred Compensation Plan (the "Deferred Compensation Plan").

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions (3) ($)	Aggregate Balance at Last FYE (4) ($)

Frank D. Martell	395,290	47,562	258,858	—	1,819,453
James Balas	159,405	14,446	75,668		514,221
Barry M. Sando	22,200	30,450	182,484	—	1,166,763
Anand Nallathambi	15,385	60,372	147,451	1,654,131	446,793
Stergios Theologides	57,815	19,872	153,351	—	589,686

(1)
All contributions presented herein reflect amounts actually deferred in 2017, while amounts reported in the 2017 Summary Compensation Table under "All Other Compensation" reflect amounts earned for 2017.

(2)
Represents earnings or losses on participant-selected investment options. None of the amounts are reflected in the 2017 Summary Compensation Table because the return on deferred amounts is calculated in a similar manner and at a similar rate as earnings on externally managed mutual funds.

(3)
Mr. Nallathambi passed away on March 2, 2017. Amount represents payment to his beneficiary.

(4)
To the extent the executive officers were NEOs in prior years, the amounts reported in the aggregate balance at last fiscal year end that represented prior salary and non-equity incentive plan compensation deferrals or Company contributions were previously reported as compensation to the NEO in our Summary Compensation Table as "Salary," "Non-Equity Incentive Plan Compensation" or "All Other Compensation" in previous years. Amounts reported in the aggregate balance at last fiscal year end that represent earnings in prior years on previously deferred amounts are not reflected on prior period Summary Compensation Tables.

The Deferred Compensation Plan offers to a select group of management and highly compensated employees the opportunity to elect to defer portions of their base salary, commissions and cash bonuses. We maintain a deferral account for each participating employee on a fully vested basis for all employee deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon separation from service or death. Subject to the terms and conditions of the plan, participants may also elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain separate accounts offered through variable insurance products.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in the participant's first year of participation or $2 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this insurance benefit. We pay a portion of the cost of such life insurance benefits. The plan is unfunded and unsecured.

The Deferred Compensation Plan was amended in 2010 to provide for (i) Company contributions to the plan in the form of 401(k) restoration contributions and (ii) Company discretionary retirement savings contributions to a limited number of senior officers who were not eligible to participate in the Executive Supplemental Benefit Plan. The amount of our 401(k) restorations contributions made to participant accounts is determined based on the amount of discretionary matching contributions that would be made under the 401(k) Plan if the participants' deferrals under the Deferred Compensation Plan were instead made under the 401(k) Plan, but without regard to the statutory limits that apply to the benefits that may be provided under the 401(k) Plan. There are currently no vesting limitations in the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The following tables describe payments and other benefits that would be provided to certain of our executive officers under the specified circumstances upon a change in control of us or their termination, assuming a termination or change in control occurred on December 31, 2017. For further discussion, see Compensation Discussion and Analysis — Change in Control Agreements above.

FRANK D. MARTELL

Potential Payments upon Termination or Change in Control

		Involuntary Termination			Change in Control (1)

Executive Payments and Benefits Upon Termination	Voluntary Resignation ($)	For Cause ($)	Without Cause/ Good Reason ($)		With Termination for Good Reason/ Without Cause ($)		Death ($)	Disability ($)

Compensation
Severance	—	—	3,262,500	(2)	4,893,750	(3)	—	—
Bonus	—	—	1,250,000	(4)	906,250	(5)	906,250	906,250
Accelerated Vesting — Options	—	—	—		—		—	—
Accelerated Vesting — RSU (6)	—	—	3,289,921		3,289,921		3,289,921	3,289,921
Accelerated Vesting — PBRSU (7)	—	—	—		4,537,175		4,537,175	4,537,175
Deferred Compensation (8)	1,819,453	1,819,453	1,819,453		1,819,453		1,819,453	1,819,453
Benefit Continuation	—	—	46,235	(9)	53,638	(10)	—	—
Total	1,819,453	1,819,453	9,668,109		15,500,187		10,552,799	10,552,799

(1)
In accordance with SEC rules, an excise tax calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable to Mr. Martell in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.

(2)
Represents an amount equal to two times the sum of (i) Mr. Martell's annualized base salary in effect on the date his employment terminates (the "Severance Date") plus (ii) the target annual Incentive Bonus amount for Mr. Martell in effect on the Severance Date (the "Severance Benefit"). The Severance Benefit will be payable in a lump sum equal to 7/24 of the Severance Benefit on the seventh month after the Severance Date with an additional 1/24 of the Severance Benefit paid each month until the month which is 24 months after the Severance Date. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a twenty-four month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(3)
Represents three times Mr. Martell's base salary in effect immediately prior to the date of termination by us and three times Mr. Martell's target annual cash bonus established for fiscal year 2017. Receipt of the benefit is contingent upon execution of a general release of claims.

(4)
Represents the pro rata portion of Mr. Martell's annual cash bonus for fiscal year 2017. Mr. Martell's agreement provides for the payment of the pro rata portion of the bonus amount he would have received had his employment not terminated during the fiscal year. Such payment is required to be paid within two and one-half months following fiscal year end. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a twenty-four month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(5)
Represents the pro rata portion of Mr. Martell's target annual cash bonus for the year of termination. Mr. Martell's agreement provides for the payment of the target annual cash bonus established for fiscal year 2017. Receipt of the benefit is contingent upon execution of a general release of claims.

(6)
Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 29, 2017 of $46.21. The outstanding unvested RSUs reported above will accelerate and vest on an involuntary termination without cause (whether before or after a change in control, although not all outstanding RSUs may vest on such a termination before a change in control), retirement, death or disability. For certain terminations of employment, the accelerated vesting is subject to a requirement that Mr. Martell signs a general release of claims and complies with certain post-termination covenants, including a twenty-four month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(7)
Represents the value after acceleration of all outstanding unvested PBRSUs based on our closing stock price on December 29, 2017 of $46.21. All or a pro-rata portion of outstanding unvested PBRSUs will generally accelerate on death, disability or involuntary termination without cause following a change in control, subject to attainment of the performance measures for any termination prior to a change in control. We have assumed that the target number of PBRSUs would become vested in connection with each acceleration event, although the actual number of PBRSUs that could become vested could be higher or lower than the target number of PBRSUs, based on actual performance.

(8)
Refers to payments accrued under the Deferred Compensation Plan as of December 31, 2017 based on Mr. Martell's salary deferral election and 401(k) restoration contributions.

(9)
Represents the cost of continued health and welfare benefits for 24 months after the date on which the termination occurs. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

(10)
Represents the cost of continued health and welfare benefits for 36 months after the date on which the termination occurs subject to the executive's continued payment of the same premium payment amount as immediately prior to termination. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

James Balas

Potential Payments upon Termination or Change in Control

		Involuntary Termination			Change in Control (1)

Executive Payments and Benefits Upon Termination	Voluntary Resignation ($)	For Cause ($)	Without Cause ($)		With Termination for Good Reason/ Without Cause ($)		Death ($)	Disability ($)

Compensation
Severance	—	—	807,500	(2)	1,615,000	(3)	—	—
Bonus	—	—	525,000	(4)	382,500	(5)	382,500	382,500
Accelerated Vesting — Options	—	—	—		—		—	—
Accelerated Vesting — RSU (6)	—	—	842,039		842,039		842,039	842,039
Accelerated Vesting — PBRSU (7)	—	—	—		1,101,924		1,101,924	1,101,924
Deferred Compensation (8)	514,220	514,220	514,220		514,220		514,220	514,220
Benefit Continuation	—	—	22,772	(9)	36,959	(10)	—	—
Total	514,220	514,220	2,711,531		4,492,642		2,840,683	2,840,683

(1)
In accordance with SEC rules, an excise tax calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable to Mr. Balas in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.

(2)
Represents an amount equal to the sum of (i) Mr. Balas' annualized base salary in effect on the date his employment terminates (the "Severance Date") plus (ii) the target annual Incentive Bonus amount for Mr. Balas in effect on the Severance Date (the "Severance Benefit"). The Severance Benefit will be payable in a lump sum equal to 7/12 of the Severance Benefit on the seventh month after the Severance Date with an additional 1/12 of the Severance Benefit paid each month until the month which is 12 months after the Severance Date. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a twelve month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(3)
Represents two times Mr. Balas' base salary in effect immediately prior to the date of termination by us and two times Mr. Balas' target annual cash bonus established for fiscal year 2017. Receipt of the benefit is contingent upon execution of a general release of claims.

(4)
Represents the pro rata portion of Mr. Balas' annual cash bonus for fiscal year 2017. Mr. Balas' agreement provides for the payment of the pro rata portion of the bonus amount he would have received had his employment not terminated during the fiscal year. Such payment is required to be paid within two and one-half months following fiscal year end. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a twelve month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(5)
Represents the pro rata portion of Mr. Balas' target annual cash bonus for the year of termination. Mr. Balas' agreement provides for the payment of the target annual cash bonus established for fiscal year 2017. Receipt of the benefit is contingent upon execution of a general release of claims.

(6)
Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 29, 2017 of $46.21. The outstanding unvested RSUs reported above will accelerate and vest on an involuntary termination without cause (whether before or after a change in control, although not all outstanding RSUs may vest on such a termination before a change in control), retirement, death or disability. For certain terminations of employment, the accelerated vesting is subject to a requirement that Mr. Balas signs a general release of claims and complies with certain post-termination covenants, including a twelve month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(7)
Represents the value after acceleration of all outstanding unvested PBRSUs based on our closing stock price on December 29, 2017 of $46.21. All or a pro-rata portion of outstanding unvested PBRSUs will generally accelerate on death, disability or involuntary termination without cause following a change in control, subject to attainment of the performance measures for any termination prior to a change in control. We have assumed that the target number of PBRSUs would become vested in connection with each acceleration event, although the actual number of PBRSUs that could become vested could be higher or lower than the target number of PBRSUs, based on actual performance.

(8)
Refers to payments accrued under the Deferred Compensation Plan as of December 31, 2017 based on Mr. Balas' salary deferral election and 401(k) restoration contributions.

(9)
Represents the cost of COBRA coverage for 12 months after the date on which the termination occurs at the cost applicable to active employees (subject to earlier termination if Mr. Balas becomes eligible for comparable coverage under another employer's plan and certain alternative payments if COBRA coverage cannot be provided under our plans in effect on the date of termination).

(10)
Represents the cost of continued health and welfare benefits for 24 months after the date on which the termination occurs subject to the executive's continued payment of the same premium payment amount as immediately prior to termination. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

Barry M. Sando

Potential Payments upon Termination or Change in Control

		Involuntary Termination			Change in Control (1)

Executive Payments and Benefits Upon Termination	Voluntary Resignation ($)	For Cause ($)	Without Cause ($)		With Termination for Good Reason/ Without Cause ($)		Death ($)		Disability ($)

Compensation
Severance	—	—	2,200,000	(2)	3,300,000	(3)	—		—
Bonus	—	—	690,000	(4)	550,000	(5)	550,000		550,000
Accelerated Vesting — Options	—	—	—		—		—		—
Accelerated Vesting — RSU (6)	—	—	1,385,884		1,385,884		1,385,884		1,385,884
Accelerated Vesting — PBRSU (7)	—	—	—		2,133,192		2,133,192		2,133,192
Deferred Compensation Plan (8)	1,166,763	1,166,763	1,166,763		1,166,763		1,166,763		1,166,763
Vested Pension Restoration Plan	116,054	116,054	116,054		116,054		59,409		116,054
Vested Executive Supplemental Benefit Plan (9)	5,441,149	5,441,149	5,441,149		7,141,366	(10)	2,927,267	(11)	5,441,149	(12)
Benefit Continuation	—	—	46,235	(13)	55,438	(14)	—		—
Total	6,723,966	6,723,966	11,046,085		15,848,697		8,222,515		10,793,042

(1)
In accordance with SEC rules, an excise tax calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable to Mr. Sando in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.

(2)
Represents an amount equal to two times the sum of (i) Mr. Sando's annualized base salary in effect on the date his employment terminates (the "Severance Date") plus (ii) the target annual Incentive Bonus amount for Mr. Sando in effect on the Severance Date (the "Severance Benefit"). The Severance Benefit will be payable in a lump sum equal to 7/24 of the Severance Benefit on the seventh month after the Severance Date with an additional 1/24 of the Severance Benefit paid each month until the month which is 24 months after the Severance Date. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a twenty-four month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(3)
Represents three times Mr. Sando's base salary in effect immediately prior to the date of termination by us and three times Mr. Sando's target annual cash bonus established for fiscal year 2017. Receipt of the benefit is contingent upon execution of a general release of claims.

(4)
Represents the pro rata portion of Mr. Sando's annual cash bonus for fiscal year 2017. Mr. Sando's agreement provides for the payment of the pro rata portion of the bonus amount he would have received had his employment not terminated during the fiscal year. Such payment is required to be paid within two and one-half months following fiscal year end. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a twenty-four month post-termination non-competition covenant, and confidentiality provisions of the employment agreement.

(5)
Represents the pro rata portion of Mr. Sando's target annual cash bonus for the year of termination. Mr. Sando's agreement provides for the payment of the target annual cash bonus established for fiscal year 2017. Receipt of the benefit is contingent upon execution of a general release of claims.

(6)
Represents the value after acceleration of outstanding RSUs based on our closing stock price on December 29, 2017 of $46.21. The outstanding unvested RSUs reported above will accelerate and vest on an involuntary termination without cause (whether before or after a change in control, although not all outstanding RSUs may vest on such a termination before a change in control), retirement, death or disability. For certain terminations of employment, the accelerated vesting is subject to a requirement that Mr. Sando signs a general release of claims and complies with certain post-termination covenants, including a twenty-four month post-termination non-competition covenant, and confidentiality provisions in the employment agreement.

(7)
Represents the value after acceleration of outstanding unvested PBRSUs based on our closing stock price on December 29, 2017 of $46.21. All or a pro-rata portion of outstanding unvested PBRSUs will generally accelerate on death, disability or involuntary termination without cause following a change in control, subject to attainment of the performance measures for any termination prior to a change in control. We have assumed that the target number of PBRSUs would become vested in connection with each acceleration event, although the actual number of PBRSUs that could become vested could be higher or lower than the target number of PBRSUs, based on actual performance.

(8)
Refers to payments accrued under the Deferred Compensation Plan as of December 31, 2017 based on Mr. Sando's salary deferral election and 401(k) restoration contributions.

(9)
"Executive Supplemental Benefit Plan" represents current vested benefit amount under the various scenarios for the Executive Supplemental Benefit Plan.

(10)
Represents the enhanced present value of the benefit calculated using the following assumptions: interest rate of 4.00% post-retirement mortality per RP-2014 Healthy Annuitants table without collar or amount adjustments, adjusted to remove post 2007 improvement projections, with generational projection via Scale MP-2014, modified to use a 10-year convergence period to a long-term improvement rate of 1.0% by 2017. Upon an involuntary termination without cause after a change in control of us, Mr. Sando becomes 100% vested in the benefit in the amount Mr. Sando would have been entitled to receive in accordance with the provisions of the plans in effect on the date of the change of control.

(11)
Represents pre-retirement death benefit in the form of a single life annuity payable to the executive's spouse or domestic partner, calculated as what the executive would have received had he incurred a termination of employment on his normal retirement date and then died immediately thereafter.

(12)
Represents the present value of the benefit calculated using the following assumptions: interest rate of 4.00% post-retirement mortality per RP-2014 Healthy Annuitants table without collar or amount adjustments, adjusted to remove post 2007 improvement projections, with generational projection via Scale MP-2014, modified to use a 10-year convergence period to a long-term improvement rate of 1.0% by 2017 deferred to the earliest retirement age.

(13)
Represents the cost of COBRA coverage for 24 months after the date on which the termination occurs at the cost applicable to active employees (subject to earlier termination if Mr. Sando becomes eligible for comparable coverage under another employer's plan and certain alternative payments if COBRA coverage cannot be provided under our plans in effect on the date of termination).

(14)
Represents the cost of continued health and welfare benefits for 36 months after the date on which the termination occurs subject to the executive's continued payment of the same premium payment amount as immediately prior to termination. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

During 2017, Mr. Theologides received the following benefits upon termination of his employment in September 2017: (1) $765,000 in severance benefits, of which $446,250 will be paid in April 2018 and the balance in substantially equal bi-weekly installments through September 2018; (2) a pro-rated 2017 incentive compensation plan (cash bonus) award of $294,905; (3) $1,022,165, which represents the value of accelerated vesting of his issued RSUs based on the Company's closing stock price on December 29, 2017 of $46.21; and (5) reimbursement for health care coverage of $22,950. Mr. Theologides forfeited unvested PBRSUs and unvested employer contributions to the Deferred Compensation Plan upon his termination, but he will receive payment of his vested balance under the Deferred Compensation Plan.

Mr. Nallathambi passed away on March 2, 2017 and, as a result, received the following benefits: (1) a prorated 2017 incentive compensation plan (cash bonus) award of $205,078; (2) $2,428,984, which represents the death benefit in the form of a single life annuity payable to Mr. Nallathambi's spouse representing payment of his vested benefits under the Executive Supplemental Benefit Plan and Deferred Compensation Plan; (3) $4,4,51,226, which represents the value of accelerated vesting of his issued RSUs based on the Company's closing stock price on March 2, 2017 of $39.11; and (4) pro-rated outstanding unvested PBRSUs of $4,000,355, based on the closing stock price on December 29, 2017 of $46.21. The actual number of PBRSUs that actually vest could be higher or lower.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Martell, who has served as our President and Chief Executive Officer since March 6, 2017, to the annual total compensation of the median employee of the Company (the "Pay Ratio Disclosure").

CoreLogic is a global company that employs nearly 6,000 people. In several of the countries in which we operate, we have a relatively small number of employees. In order to simplify our data collection efforts for conducting the Pay Ratio Disclosure analysis, we elected to apply the allowed de minimis exemption and excluded non-U.S. employees from certain countries noted below. The total number of excluded employees represented less than 5% of our population. Applying this de minimis exemption, on December 31, 2017, we had 5,287 U.S. employees and 644 non-U.S. employees compared to 5,287 U.S. employees and 692 non-U.S. employees without application of the de minimis exemption.

To identify the median employee, we used the following methodology:

  •
  We collected the full 2017 payroll data of all employees other than the Chief Executive Officer and except for our employees in Brazil, Bulgaria, France, India and the United Kingdom, whether employed on a full-time, part-time, temporary, or seasonal basis, as of December 31, 2017. The number of employees in each of the excluded countries was less than 20 as of December 31, 2017.

  •
  We annualized the compensation of all permanent full-time and part-time employees who were hired by the Company in 2017. We applied an exchange rate as of January 31, 2018, to convert all international currencies into U.S. dollars.

  •
  We used total 2017 actual W-2 or foreign equivalent earnings as our consistently applied compensation measure (the "CACM earnings").

Based on this methodology, we determined that the median employee was a non-exempt, full-time employee located in the U.S. with an annual total compensation of $66,976 for 2017, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay, overtime pay and the Company's matching contribution to that employee's 401(k) plan.

For the year ended December 31, 2017, the total compensation for our Chief Executive Officer, Mr. Martell, was $5,284,199 as reported in the "Total" column of the 2017 Summary Compensation Table. Since Mr. Martell was appointed Chief Executive Officer effective March 6, 2017, we applied his 2017 salary of $725,000 to the entire year, and not just the period following his promotion to Chief Executive Officer, and added the disclosed values of his bonus, stock awards and other components of "All Other Compensation" to arrive at a value of $5,298,622, used for the ratio of annual total compensation for our Chief Executive Officer to the annual total compensation for our median employee. Based on this information, for 2017, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 79.1 to 1.

We believe that the Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules adopted by the SEC require our officers, as defined under the relevant SEC rules, and directors, and persons who beneficially own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent beneficial owners are required by the SEC's rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that our officers, directors and greater-than-ten-percent beneficial owners timely complied with all such filing requirements during fiscal 2017.

QUESTIONS AND ANSWERS ABOUT VOTING

Why have I been sent a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice to most of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

What proposals will be voted on at the Annual Meeting?

  1.
  The election of the 11 persons named in this proxy statement to serve on the Board until the next annual meeting and until their successors are duly elected and qualified;

  2.
  The approval of the CoreLogic, Inc. 2018 Performance Incentive Plan;

  3.
  The approval, on an advisory basis, of the compensation of our NEOs;

  4.
  The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

  5.
  The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Our management and the Board are not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4(c)(1) promulgated under the Exchange Act. Without limiting our ability to apply the advance notice provisions in our Bylaws with respect to the procedures which must be followed for a matter to be properly presented at an annual meeting, if other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Who may attend the Annual Meeting?

Only our stockholders and their invited guests may attend the Annual Meeting. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership — for example, a copy of a brokerage statement showing your share ownership — and proof of identification. Additional documentation is required to vote your shares at the Annual Meeting if you hold your shares through a broker, bank or other nominee. See "How can I vote my shares in person at the Annual Meeting?" below for more information.

Who is entitled to vote?

Stockholders of record as of the close of business on March 6, 2018, the record date, or those with a valid proxy from a broker, bank or other nominee that held our shares on the record date are entitled to vote on the matters to be considered at the Annual Meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How can I vote my shares in person at the Annual Meeting?

If you hold shares as a stockholder of record, you have the right to vote those shares in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting or, if you received a printed set of the proxy materials by mail, by submitting at the Annual Meeting the proxy card enclosed with the proxy materials you received. Since a beneficial holder is not the stockholder of record, if you are a beneficial holder of shares, you may not vote those shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting using the ballot provided at the meeting. Please note that participants in our 401(k) Savings Plan (the "401(k) Plan") may not vote their plan shares in person at the Annual Meeting. See "How are my shares in the Company's 401(k) Plan voted?" below for more information.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting?

As of the record date, 81,663,679 shares of our common stock were issued, outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of CoreLogic common stock, excluding treasury shares, is entitled to one vote on each of the 11 director nominees and on each other proposal to be voted on at the Annual Meeting.

How many directors can I vote for?

Eleven. At the Annual Meeting, stockholders may vote "for" or "against" the election to our Board of each of the 11 nominees for director.

Who are the director nominees?

The 11 director nominees are:

J. David Chatham	Thomas C. O'Brien
Douglas C. Curling	Vikrant Raina
John C. Dorman	Jaynie Miller Studenmund
Paul F. Folino	David F. Walker
Frank D. Martell	Mary Lee Widener
Claudia Fan Munce

What is the voting requirement to approve each of the proposals?

Proposal 1 – Election of Directors

Because the number of director nominees timely nominated for election at the Annual Meeting does not exceed the number of directors to be elected at the Annual Meeting, our Bylaws provide that each director nominee will be elected to the Board to serve until the next annual meeting and as soon thereafter as their successors are duly elected and qualified, if the nominee receives a majority of votes cast with respect to such director nominee's election. A "majority of votes cast" means that the number of votes "for" a director nominee must exceed the number of votes "against" that director nominee.

Proposal 2 – Approval of the 2018 Performance Incentive Plan

Approval of the 2018 Plan requires the affirmative vote of the holders of a majority of shares of common stock presented in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted "for" the proposal for it to be approved).

Proposal 3 – Approval, on an Advisory Basis, of the Compensation of our NEOs

Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted "for" the proposal for it to be approved).

Proposal 4 – Ratification of the Selection of PwC as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018

The selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will be ratified if the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted "for" the proposal for it to be approved).

How do I vote?

If you are a stockholder of record, you may vote on matters that properly come before the Annual Meeting in one of four ways:

You may vote over the Internet.

You do this by following the instructions provided either in the Notice or on the proxy card accompanying this proxy statement if you received a printed set of the proxy materials. If you submit your proxy over the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card.

You may vote by mail.

If you received a printed set of the proxy materials, you do this by signing and dating the proxy card accompanying this proxy statement and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions provided on the proxy card accompanying this proxy statement if you received a printed set of the proxy materials. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card.

You may vote in person at the Annual Meeting.

You can vote your shares in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting, or, if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting.

If you hold your shares in "street name," you will receive instructions from your broker, bank or other nominee that you must follow in order to instruct how your shares are to be voted at the Annual Meeting. If your shares are held in "street name," you may also attend the Annual Meeting and vote your shares in person, provided that you request and receive, prior to the Annual Meeting, a "legal proxy" from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting and present the legal proxy at the meeting prior to voting. If your shares are held through the 401(k) Plan, please see "How are my shares in the Company's 401(k) Plan voted?" below.

How are my shares in the Company's 401(k) Plan voted?

For those stockholders who hold shares pursuant to the 401(k) Plan, Fidelity Management Trust Company ("Fidelity") acts as trustee for shares held in the 401(k) Plan. The governing documents of the 401(k) Plan require Fidelity, as trustee, to vote the shares as directed by the plan participants for whose benefit the shares are held. Fidelity will use an independent third party to tabulate the voting directions of all participants who provide such directions to Fidelity. Neither the tabulator nor Fidelity will provide the individual or aggregate participant voting directions to the Company, unless otherwise required by law. Shares for which no direction is received by Fidelity from the participants by April 26, 2018 at 5:00 p.m., Eastern time, will be voted in the same proportion as are the shares for which directions are received by that time.

How will my shares be voted if I do not provide specific voting instructions in the proxy I submit?

The named proxy holders, Frank D. Martell or Arnold A, Pinkston will vote your shares in the manner recommended by our Board and as such proxy holders may determine in accordance with their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Can I change my vote or revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the Annual Meeting. Only your latest-dated proxy counts. You may do this by:

  •
  submitting an authorized proxy bearing a later date using one of the alternatives described above under "How do I vote?";

  •
  if you are a stockholder of record, submitting written notice of your revocation to Arnold A, Pinkston, Chief Legal Officer and Corporate Secretary, at our mailing address on the cover page of this proxy statement; or

  •
  voting in person at the Annual Meeting, provided that if your shares are held in "street name" (in the name of a bank, broker or other nominee), you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Who will count the votes?

A representative of Alliance Advisors, LLC ("Alliance Advisors") will serve as inspector of elections and will tabulate the votes cast at the Annual Meeting and certify the results.

How can I obtain an additional proxy card?

If you lose, misplace or otherwise need to obtain a proxy card, and you are a stockholder of record, please contact our proxy solicitor, Alliance Advisors, toll-free at 1-855-325-6671. If you are a beneficial owner of shares held indirectly through a broker, bank or other nominee, please contact your account representative at that organization.

What constitutes a "quorum?"

A "quorum" refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. Holders of a majority in voting power of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Without a quorum, no business may be transacted at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted as present and entitled to vote for purposes of determining the presence or absence of a quorum.

What is a "broker non-vote" and how is it treated?

If you are a beneficial owner of shares held in "street name" by a broker and you do not submit voting instructions to your broker, your broker may vote your shares at the Annual Meeting only on "routine matters" (as defined by NYSE rules) on which it has discretion to vote. The NYSE currently considers only Proposal 4 — the proposal to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018 — to be a "routine matter." The following proposals are considered "non-routine matters" under the NYSE rules:

  •
  the election to the Board of the 11 director nominees named in this proxy statement;

  •
  the proposal to approve the 2018 Performance Incentive Plan; and

  •
  the proposal to approve, on an advisory basis, the compensation of our NEOs.

Accordingly, if your shares are held in "street name" and your broker has not received voting instructions from you, your broker may exercise its discretion to vote your shares on the proposal to ratify the selection of PwC as our independent registered public accounting firm, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be treated as present and entitled to vote at the Annual Meeting for purposes of establishing the presence or absence of a quorum and voted on the proposal to ratify the selection of PwC in the manner directed by the broker, but will constitute "broker non-votes" on each of the other proposals at the Annual Meeting. These broker non-votes will not be counted in determining the outcome of any of the other proposals.

How are abstentions treated?

For the election of directors, you may vote "for," "against," or "abstain" with respect to each director nominee. If you elect to "abstain" from the election of directors, the abstention will not have any effect on the election of directors. In determining the voting results for the election of directors, only "for" and "against" votes count.

For purposes of the proposals regarding the vote to approve the 2018 Plan, the vote to approve, on an advisory basis, the compensation of our NEOs, and the vote to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018, abstentions are treated as present and entitled to vote. Therefore, with respect to each of these proposals, abstentions have the effect of votes "AGAINST" the proposal.

What percentage of stock do the directors and executive officers own?

As of the record date, our directors and executive officers owned approximately one percent of our shares of common stock in the aggregate that are entitled to vote at the Annual Meeting.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

We will pay the costs associated with the preparation, assembly and mailing of the Notice, proxy statement and form of proxy, as well as the cost of soliciting proxies relating to the annual meeting. We will also pay brokers, banks and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own shares of our common stock. In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. We may conduct further solicitations of stockholders by telephone, e-mail, through press releases issued by us, advertisements in periodicals or postings on our website at www.corelogic.com through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We have also retained Alliance Advisors to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $19,500 plus an amount to cover expenses. In addition, we have agreed to indemnify Alliance Advisors against certain liabilities arising out of or in connection with the engagement.

How do I obtain a separate set of proxy materials if I share an address with other stockholders?

To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials, including our 2017 Annual Report, for the Annual Meeting or for our future meetings of stockholders, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to:

ALLIANCE ADVISORS, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003

Stockholders May Call Toll-Free: 855-325-6671

If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to request single or multiple copies of the proxy materials in the future.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote: (1) "FOR" the Board's 11 nominees for director; (2)"FOR" the approval of the 2018 Plan; (3) "FOR" the approval, on an advisory basis, of the compensation of our NEOs; and (4) "FOR" the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results as soon as possible after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file with the SEC a Current Report on Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an amendment to that Form 8-K to disclose the final voting results.

Whom can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

Please contact Alliance Advisors, the firm assisting the Board in the solicitation of proxies, at:

ALLIANCE ADVISORS, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003

Stockholders May Call Toll-Free: 855-325-6671

STOCKHOLDER PROPOSALS

Requirements for Director Nominations and Stockholder Proposals to be Brought Before an Annual Meeting. In order for a director nomination or a proposal by you or a fellow stockholder to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to our Secretary. A stockholder's notice to our Secretary shall set forth certain information concerning the stockholder and each director nomination or proposal, as specified in Section 2.10 of our Bylaws, and must comply with the other requirements specified in Section 2.10 of our Bylaws. To be timely for the 2019 annual meeting, the notice must be delivered or mailed to and received by our Corporate Secretary between January 1, 2019 and January 31, 2019.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2019 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. The proposal must be received by us at our principal executive offices not later than November 21, 2018 in order to be considered for inclusion in our proxy materials for the 2019 annual meeting of stockholders.

GENERAL INFORMATION

We will, upon the written request of any stockholder on the record date for the Annual Meeting, furnish without charge a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the Chief Legal Officer at our address indicated on the first page of this proxy statement.

The Board is not aware of any matters to come before the Annual Meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the Annual Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

Arnold A. Pinkston Chief Legal Officer and Corporate Secretary
Irvine, California March 21, 2018

CORPORATE SOCIAL RESPONSIBILITY

Corporate social responsibility is not just the right thing to do at CoreLogic, it's an essential enabler of bringing our vision of powering the global real estate economy to life, one household at a time.

Information is at the core of smart decision making. CoreLogic uses the power of information, technology and services to help businesses and consumers connect to improve lives and create a better world. This serves as the founding principle of our commitment to corporate social responsibility and is translated into action through our efforts to make a difference in the communities where we live and work. Our dedication to our communities includes global programs that draw on our people, products and resources to strengthen financial empowerment. We believe that access to education, financial literacy, and safe and affordable housing contribute to financial independence.

Investment in our communities.    One of our CORE values is to make a meaningful difference in the communities where we live and work through engagement. We strive to support our communities through partnerships (including Operation HOPE, Marine Corps Scholarship Foundation, Habitat for Humanity, American Heart Association, and the Boys & Girls Clubs of America), programs and initiatives that are built-to-last. We encourage our employees to give back through volunteerism and we contribute through direct and in-kind giving.

Commitment to a positive, diverse and inclusive experience for all employees.    Diversity and inclusion are integral contributors to our business and workplace culture. We believe that building a diverse and inclusive culture is critical to winning in the workplace, in the marketplace and in the community.

Our commitment to an inclusive environment.    We are committed to maximizing the potential of our employees, our communities and the value we create for our stockholders. We demonstrate this by:

➢	Setting measurable goals that advance our vision of leveraging the leadership, collaboration and contributions of our talented workforce to deliver unique property insights that power the global real estate economy;
➢	Deploying industry-leading talent acquisition, development and career growth programs that elevate high-potential diverse talent;
➢	Acquiring a broad and varied candidate pool of top-tier talent through targeted alliances with outreach partners including organizations focused on ethnic diversity, women and military veterans;
➢	Sponsoring employee-led networks that inspire personal and professional development and serve as conduits for diversity initiatives;
➢	Encouraging and supporting mentoring opportunities to champion talent and broaden development opportunities for our workforce; and
➢	Holding ourselves accountable for delivering on our goals through effective governance.

CoreLogic is an Equal Employment Opportunity employer.    We are committed to providing a workplace environment free from discrimination and harassment. We advance this agenda through onboarding and training for all employees, consistent administration of related employment practices and policies, and alignment of expectations and communications to all vendors and supplier partners.

We are steadfast in our investment in bridging community and business goals to discover strategic solutions on a global stage and to continue to explore innovative ways to drive societal progress that strengthens our communities and influences positive and lasting change.

APPENDIX A – UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTED NUMBERS

This proxy statement contains certain non-GAAP financial measures, such as adjusted EBITDA, adjusted EPS and FCF, which are provided only as supplemental information. The Company uses these non-GAAP adjusted financial measures to evaluate the Company's operating and financial performance and for planning purposes, and as performance measures in its executive compensation program. The Company believes that its presentation of non-GAAP measures provides useful supplemental information to investors and management regarding CoreLogic's financial condition and results. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments. Adjusted EPS is defined as income from continuing operations, net of tax per diluted share, adjusted for stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; tax affected at an assumed effective tax rate of 26%, 35% and 36% for 2018, 2017 and 2016, respectively. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Year Ended December 31, 2017
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic

Net income/(loss) from continuing operations	$86,988	$222,928	$(160,382)	0	$149,534
Income taxes	0	0	17,438	0	17,438
Depreciation and amortization	99,558	57,397	20,851	0	177,806
Interest expense	1,721	944	59,159	0	61,824
Share-based compensation	5,952	5,990	23,925	0	35,867
Non-operating losses	12,341	9,606	6,568	0	28,515
Efficiency investments	0	2,220	1,604	0	3,824
Transaction costs	0	779	3,747	0	4,526
Amortization of acquired intangibles included in equity in earnings of affiliates	625	204	0	0	829

Adjusted EBITDA	$207,185	$300,068	$(27,090)	0	$480,163

	For the Year Ended December 31, 2016
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic

Net income/(loss) from continuing operations	$105,349	$237,767	$(233,170)	0	$109,946
Income taxes	0	0	55,537	0	55,537
Depreciation and amortization	101,196	53,823	17,559	0	172,578
Interest expense	2,393	1,709	56,238	0	60,340
Share-based compensation	9,782	8,557	21,510	0	39,849
Non-operating (gains)/losses	(7,475)	17,874	42,783	0	53,182
Efficiency investments	0	0	1,446	0	1,446
Transaction costs	39	2,709	4,111	0	6,859
Amortization of acquired intangibles included in equity in earnings of affiliates	625	2,265	0	0	2,890

Adjusted EBITDA	$211,909	$324,704	$(33,986)	0	$502,627

A-1

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Year Ended December 31,
	2017	2016
Income from continuing operations, net of tax	$1.75	$1.23
Share-based compensation	0.42	0.45
Non-operating losses	0.33	0.60
Efficiency investments	0.04	0.02
Transaction costs	0.05	0.08
Depreciation and amortization of acquired software and intangibles	0.82	0.72
Amortization of acquired intangibles included in equity in earnings of affiliates	0.01	0.03
Income tax effect on adjustments	(1.05)	(0.71)

Adjusted EPS	$2.37	$2.42

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Year Ended December 31, 2017
Net cash provided by operating activities — continuing operations	$379,930
Purchases of property and equipment	(40,508)
Purchases of capitalized data and other intangible assets	(34,990)

Free Cash Flow	$304,432

(in thousands)	For the Year Ended December 31, 2016
Net cash provided by operating activities — continuing operations	$414,003
Purchases of property and equipment	(45,211)
Purchases of capitalized data and other intangible assets	(35,507)

Free Cash Flow	$333,285

A-2

APPENDIX B

CORELOGIC, INC.
2018 PERFORMANCE INCENTIVE PLAN

1.    PURPOSE OF PLAN

The purpose of this CoreLogic, Inc. 2018 Performance Incentive Plan (this "Plan") of CoreLogic, Inc., a Delaware corporation (the "Corporation"), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation's stockholders.

2.    ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An "Eligible Person" is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation's eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation's compliance with any other applicable laws. An Eligible Person who has been granted an award (a "participant") may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and "Board" means the Board of Directors of the Corporation.

3.    PLAN ADMINISTRATION

  3.1.    The Administrator.    This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The "Administrator" means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

  3.2.    Powers of the Administrator.    Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

    (a)
    determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

    (b)
    grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;

    (c)
    approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

    (d)
    construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

    (e)
    cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

    (f)
    accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;

    (g)
    adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

    (h)
    determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator's action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

    (i)
    determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

    (j)
    acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

    (k)
    determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

  3.3    Prohibition on Repricing.    Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

  3.4    Binding Determinations.    Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

  3.5    Reliance on Experts.    In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

  3.6    Delegation.    The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.    SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

  4.1    Shares Available.    Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, "Common Stock" shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

  4.2    Aggregate Share Limit.    The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the "Share Limit") is equal to the sum of the following:

    (1)
    3,300,000 shares of Common Stock, plus

    (2)
    the number of shares of Common Stock available for additional award grant purposes under the Corporation's Amended and Restated 2011 Performance Incentive Plan (the "2011 Plan") as of the date of stockholder approval of this Plan (the "Stockholder Approval Date") and determined immediately prior to the termination of the authority to grant new awards under the 2011 Plan as of the Stockholder Approval Date, plus

    (3)
    the number of any shares subject to stock options granted under the 2011 Plan or the Corporation's 2006 Incentive Compensation Plan (the "2006 Plan") and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised (which, for purposes of clarity, shall become available for award grants under this Plan on a one-for-one basis), plus

    (4)
    the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2011 Plan or the 2006 Plan that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested, provided that in order to take the Full-Value Award ratio below into account, each share subject to any such award shall be credited as two (2) shares when determining the number of shares that shall become available for new awards under this Plan.

    provided that in no event shall the Share Limit exceed 17,039,725 shares (which is the sum of the 3,300,000 shares set forth above, plus the number of shares available under the 2011 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus the aggregate number of shares subject to awards previously granted and outstanding under the 2011 Plan or the 2006 Plan as of the Effective Date, with any shares subject to restricted stock and restricted stock unit awards outstanding under the 2011 Plan or the 2006 Plan being taken into account based on the share-counting ratio for such awards under clause (4) above).

    Shares issued in respect of any "Full-Value Award" granted under this Plan shall be counted against the foregoing Share Limit as two (2) shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 200 shares shall be counted against the Share Limit in connection with that award.) For this purpose, a "Full-Value Award" means any award that is not a stock option grant or a stock appreciation right grant.

  4.3    Additional Share Limits.    The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

    (a)
    The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,000,000 shares.

    (b)
    The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted under this Plan during any one calendar year to any one individual is 1,000,000 shares.

    (c)
    Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the following limits. The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is the number of shares that produces a grant date fair value for the award that, when combined with the grant date fair value of any other awards granted under this Plan during that same calendar year to that individual in his or her capacity as a non-employee director, is $500,000; provided that this limit is $750,000 as to (1) a non-employee director who is serving as the Non-Executive Board Chairman or as a lead independent director at the time the applicable grant is made or (2) any new non-employee director for the calendar year in which the non-employee director is first elected or appointed to the Board. For purposes of this Section, a "non-employee director" is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. For purposes of this Section, "grant date fair value" means the value of the award as of the date of grant of the award and as determined using the equity award valuation principles applied in the Corporation's financial reporting. The limits of this Section apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.

  4.4    Share-Limit Counting Rules.    The Share Limit shall be subject to the following provisions of this Section 4.4:

    (a)
    Except as provided in Section 4.4(c) below, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

    (b)
    To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)

    (c)
    Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the statutory minimum tax withholding obligations (but not any additional tax withholding obligations) related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award shall be credited as two (2) shares when determining the number of shares that shall again become available for subsequent awards under this Plan if, upon grant, the shares underlying the related Full-Value Award were counted as two (2) shares against the Share Limit.

    (d)
    In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any Full-Value Award granted under the 2011 Plan or 2006 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any Full-Value Award granted under the 2011 Plan or 2006 Plan, shall be available for new awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award granted under the 2011 Plan or the 2006 Plan shall be credited as two (2) shares when determining the number of shares that shall become available for new awards under this Plan.

    (e)
    To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

    (f)
    In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 100 shares are delivered in payment of those rights with respect to that dividend, 200 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit).

    (g)
    The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Section 4.3, Section 7 and Section 8.10. The share limits of Section 4.3 shall be applied on a one-for-one basis without applying the Full-Value Award premium counting rule taken into account in determining the Share Limit.

  4.5    No Fractional Shares; Minimum Issue.    Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless

  (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5.    AWARDS

  5.1    Type and Form of Awards.    The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

    5.1.1    Stock Options.    A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an "ISO") or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.

    5.1.2    Additional Rules Applicable to ISOs.    To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term "subsidiary" is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

    5.1.3    Stock Appreciation Rights.    A stock appreciation right or "SAR" is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the "base price" of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

    5.1.4    Other Awards; Dividend Equivalent Rights.    The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting requirements are not satisfied.

  5.2    Award Agreements.    Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an "award agreement"), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

  5.3    Deferrals and Settlements.    Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

  5.4    Consideration for Common Stock or Awards.    The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

    (a)
    services rendered by the recipient of such award;

    (b)
    cash, check payable to the order of the Corporation, or electronic funds transfer;

    (c)
    notice and third party payment in such manner as may be authorized by the Administrator;

    (d)
    the delivery of previously owned shares of Common Stock;

    (e)
    by a reduction in the number of shares otherwise deliverable pursuant to the award; or

    (f)
    subject to such procedures as the Administrator may adopt, pursuant to a "cashless exercise" with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

  In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant's ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

  5.5    Definition of Fair Market Value.    For purposes of this Plan, "fair market value" shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the New York Stock Exchange (the "Exchange") for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange for the next preceding day on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

  5.6    Transfer Restrictions.

    5.6.1    Limitations on Exercise and Transfer.    Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

    5.6.2    Exceptions.    The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person's family members).

    5.6.3    Further Exceptions to Limits on Transfer.    The exercise and transfer restrictions in Section 5.6.1 shall not apply to: (a) transfers to the Corporation (for example, in connection with the expiration or termination of the award);

      (b)
      the designation of a beneficiary to receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

      (c)
      subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;

      (d)
      if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or

      (e)
      the authorization by the Administrator of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

  5.7    International Awards.    One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

6.    EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

  6.1    General.    The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

  6.2    Events Not Deemed Terminations of Employment.    Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

  6.3    Effect of Change of Subsidiary Status.    For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person's award(s) in connection with such transaction.

7.    ADJUSTMENTS; ACCELERATION

  7.1.    Adjustments.

    (a)
    Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

    (b)
    Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

  7.2    Corporate Transactions—Assumption and Termination of Awards.

    (a)
    Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become fully vested; and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days' notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

    (b)
    Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

    (c)
    For purposes of this Section 7.2, an award shall be deemed to have been "assumed" if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a "Parent")), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

    (d)
    The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

    (e)
    In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

    (f)
    Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

    (g)
    The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.    OTHER PROVISIONS

  8.1    Compliance with Laws.    This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

  8.2    No Rights to Award.    No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

  8.3    No Employment/Service Contract.    Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

  8.4    Plan Not Funded.    Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

  8.5    Tax Withholding.    Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

    (a)
    The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant's personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

    (b)
    The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant's personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.

    (c)
    In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.

  8.6    Effective Date, Termination and Suspension, Amendments.

    8.6.1    Effective Date.    This Plan is effective as of March 7, 2018, the date of its approval by the Board (the "Effective Date"). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

    8.6.2    Board Authorization.    The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

    8.6.3    Stockholder Approval.    To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

    8.6.4    Amendments to Awards.    Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

    8.6.5    Limitations on Amendments to Plan and Awards.    No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

  8.7    Privileges of Stock Ownership.    Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

  8.8    Governing Law; Severability.

    8.8.1    Choice of Law.    This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.

    8.8.2    Severability.    If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

  8.9    Captions.    Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

  8.10    Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.    Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

  8.11    Non-Exclusivity of Plan.    Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

  8.12    No Corporate Action Restriction.    The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.

  8.13    Other Company Benefit and Compensation Programs.    Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

  8.14    Clawback Policy.    The awards granted under this Plan are subject to the terms of the Corporation's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

  From San Diego: Take 1-5 north, transition to 1-405 north. Exit Irvine Center Dr., keep to the left at the fork in the ramp. Turn left from the center lane on Enterprise, then turn right onto Irvine Center Dr. Take the first left onto Pacifica. Take the first left at the driveway between the two buildings.

  From Los Angeles: Take 1-5 south, exit at Alton Pkwy., keeping to the right, to take the ramp at Alton; slight right onto Enterprise. Turn left onto Alton Pkwy. Turn left onto Irvine Center Dr., then take the second right onto Pacifica. 40 Pacifica is on the left.

  From Riverside: Take 91 west, transition to 55 south towards Newport Beach. Merge onto 1-5 south towards San Diego. Take the exit at Alton Pkwy., keeping to the right, to take the ramp at Alton; slight right onto Enterprise. Turn left onto Alton Pkwy. Turn left onto Irvine Center Dr., then take the second right onto Pacifica. 40 Pacifica is on the left.

  When you arrive, take a ticket and proceed into the parking garage. CoreLogic visitors parking is to the right.

29-PROXY2018-0218-00

40 Pacifica, Ste. 900
Irvine, CA 92618
corelogic.com

NYSE: CLGX
29-PROXY2017-0217-00	© 2017 CoreLogic, Inc. All rights reserved.

ANNUAL MEETING OF STOCKHOLDERS May 1, 2018, 2:00 p.m. Pacific Time This proxy is solicited by CoreLogic’s Board of Directors.

The undersigned stockholder(s) of CoreLogic, Inc. hereby revoke(s) all previously granted proxies and appoint(s) Frank D. Martell and Arnold A. Pinkston, and each of them, as proxies for the undersigned, with power to act without the other and with power to each of substitution, and hereby authorize(s) them to attend the annual meeting of the stockholders of said corporation to be held May 1, 2018, at 2:00 p.m. Pacific Time, at the executive offices of CoreLogic, Inc., 40 Pacifica, Irvine, California 92618, and any postponements or adjournments thereof, and to vote all of the shares of common stock of CoreLogic, Inc. that the undersigned is/are entitled to vote at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person, and with discretionary authority to act on such other matters as may properly come before said meeting or any postponements or adjournments thereof.

THE SHARES OF COMMON STOCK REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES OF COMMON STOCK SHALL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

YOUR VOTE IS IMPORTANT – PLEASE VOTE TODAY Continued and to be signed and dated on reverse side

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held May 1, 2018.

The Notice of Annual Meeting and Proxy Statement and our 2017 Annual Report

to Stockholders are available at: http://www.viewproxy.com/CoreLoqic/2018

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON EACH OF THE ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR each of the Nominees in Proposal 1 and FOR Proposals 2, 3 and 4.

Please mark your votes like this	☒

1. Election of directors:	FOR	AGAINST	ABSTAIN

2. To approve the CoreLogic, Inc. 2018 Performance Incentive Plan.

☐ FOR    ☐ AGAINST     ☐ ABSTAIN

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR    ☐ AGAINST     ☐ ABSTAIN

4. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

☐ FOR    ☐ AGAINST     ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

I plan on attending the meeting  ☐

Please sign exactly as your name(s) appears on this proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy card.

01 J. David Chatham	☐	☐	☐
02 Douglas C. Curling	☐	☐	☐
03 John C. Dorman	☐	☐	☐
04 Paul F. Folino	☐	☐	☐
05 Frank D. Martell	☐	☐	☐
06 Claudia Fan Munce	☐	☐	☐
07 Thomas C. O’Brien	☐	☐	☐
08 Vikrant Raina	☐	☐	☐
09 Jaynie Miller Studenmund	☐	☐	☐
10 David F.Walker	☐	☐	☐
11 Mary Lee Widener	☐	☐	☐

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Date:

Signature

Signature (if held jointly)

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone.

Internet and telephone voting is available through 11:59 P.M. Eastern Daylight Time on April 30, 2018.

INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/CLGX Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.